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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HYPERSPACE COMMUNICATIONS, INC.,

SPUD ACQUISITION CORP.,

GTG PC HOLDINGS, LLC

AND

GTG-MICRON HOLDING COMPANY, LLC

DATED AS OF

MARCH 20, 2005

ANNEXES, EXHIBITS AND SCHEDULES

Annexes
Annex I	Table of Definitions
Exhibits
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Amendment to Parent Stock Plans
Exhibit E	Form of Opinion of Perkins Coie LLP
Exhibit F	Director and Officer Resignations
Exhibit G	Form of Opinion of Bingham McCutchen LLP
Schedules
Schedule 3.1	Organization and Authority of the Company
Schedule 3.3	No Violation or Conflict by the Company; Required Consents.
Schedule 3.4	Capitalization*
Schedule 3.5	Subsidiaries
Schedule 3.6(a)	Company Financial Statements
Schedule 3.6(b)	Off-Balance Sheet Arrangements; Sarbanes-Oxley Act Compliance
Schedule 3.7	Absence of Certain Changes
Schedule 3.8	Absence of Material Undisclosed Liabilities.
Schedule 3.9(a)	Material Company Contracts
Schedule 3.10(a)	List of Company Real Property
Schedule 3.10(b)	Disclosures Related to Company Real Property
Schedule 3.12	No Litigation
Schedule 3.13(a)	List of Registered Intellectual Property
Schedule 3.13(b)	Infringement of Intellectual Property Rights of Third Parties
Schedule 3.14	Tax Matters
Schedule 3.15(a)	Company Benefit Plans
Schedule 3.16	Compliance with Laws
Schedule 3.17	Environmental Conditions
Schedule 3.18	Labor Matters
Schedule 3.19	Insurance Coverage
Schedule 3.20	Transactions With Affiliates
Schedule 3.21	Brokers
Schedule 3.23	Customers and Suppliers
Schedule 4.1	Organization and Authority of the Parent
Schedule 4.3	No Violation or Conflict by the Parent; Required Consents
Schedule 4.4	Capitalization
Schedule 4.5	Subsidiaries
Schedule 4.6	Parent Financial Statements
Schedule 4.7	Absence of Certain Changes
Schedule 4.8	Absence of Material Undisclosed Liabilities.
Schedule 4.9(a)	Material Parent Contracts
Schedule 4.10(a)	List of Parent Real Property
Schedule 4.10(b)	Disclosures Related to Parent Real Property
Schedule 4.12	No Litigation
Schedule 4.13(a)	List of Registered Intellectual Property
Schedule 4.13(b)	Infringement of Intellectual Property Rights of Third Parties
Schedule 4.14	Tax Matters
Schedule 4.15(a)	Parent Benefit Plans
Schedule 4.15(c)	Multi-Employer Plans
Schedule 4.16	Compliance with Laws
Schedule 4.17	Environmental Conditions
Schedule 4.18	Labor Matters
Schedule 4.19	Insurance Coverage
Schedule 4.20	Transactions With Affiliates
Schedule 4.21	Brokers
Schedule 5.5	Compliance with Laws
Schedule 5.6	Brokers
Schedule 6.1	Conduct of the Company
Schedule 6.2	Conduct of the Parent
Schedule 7.3(b)	Parent Common Stock and Parent Options to be issued to EPP Participants

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2005 (this "Agreement"), is entered into by and among HyperSpace Communications, Inc., a Colorado corporation (the "Parent"), Spud Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Parent (the "Merger Sub"), GTG PC Holdings, LLC, a Delaware limited liability company (the "Company") and GTG-Micron Holding Company, LLC, a Delaware limited liability company (the "LLC Member"). Certain capitalized terms used herein shall have the meanings given to them in the Table of Definitions attached to this Agreement as Annex I, which is incorporated hereby.

RECITALS

        WHEREAS, the board of directors or other governing body of each of the Parent, the Merger Sub and the Company has approved, and deems it fair to, advisable and in the best interests of its respective stockholders and members to consummate a merger of the Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

        WHEREAS, pursuant to the Merger, the LLC Member, the owner of all 100,000 outstanding limited liability company interests of the Company (the "Units"), will receive a certain number of shares of the Parent's common stock, no par value (the "Parent Common Stock") and a certain number of warrants to purchase shares of Parent Common Stock as determined in accordance with the terms of this Agreement;

        WHEREAS, the parties agree that the fair market value of the assets being acquired by the Parent is the same as the value of the Parent Common Stock issued to the LLC Member in connection with the Merger;

        WHEREAS, the board of directors or other governing body of each of the Parent, the Merger Sub and the Company have approved this Agreement, the Merger and the consummation of the other transactions contemplated hereby in accordance with the Colorado Business Corporation Act (the "CBCA"), the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "LLC Act"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, the board of directors of the Parent has determined that the transactions contemplated by this Agreement is fair to the stockholders of the Parent and has resolved to recommend that the stockholders of the Parent adopt this Agreement and approve the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the parties intend and desire for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.; and

        WHEREAS, simultaneously with the execution and delivery of this Agreement, certain individuals who hold in the aggregate approximately 28% of the outstanding shares of Parent Common Stock are entering into agreements pursuant to which such Persons will agree to, among other things, vote in favor of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1    The Merger. At the Effective Time (as defined herein) and upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL and the LLC Act, the Merger Sub shall be merged with and into the Company and the Company's and the Merger Sub's securities shall be converted as set forth in Section 2.1 hereof. At the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall be the surviving entity (the "Surviving Entity", each of the Company and the Merger Sub collectively, a "Constituent Entity" and collectively, the "Constituent Entities").

        Section 1.2    Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9, and subject to the satisfaction or waiver of the conditions set forth in Article 8, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article 8 at the offices of Perkins Coie LLP, 1899 Wynkoop, Suite 700, Denver, Colorado 80202, unless another date, time or place is agreed to in writing by the parties hereto.

        Section 1.3    Effective Time. At the time of the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a duly executed certificate of merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), as required by Sections 103 and 264(c) of the DGCL and 18-209(c) of the LLC Act, and shall take all such other and further actions as may be required by applicable Law to make the Merger effective as promptly as practicable. The Merger shall, subject to the DGCL and the LLC Act, become effective as of such date and time as the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later date and time as is specified in the Certificate of Merger (the "Effective Time").

        Section 1.4    Effects of the Merger.

          (a)   Except as specifically set forth herein, the Merger shall have the effects set forth in Sections 259 and 265(e) of the DGCL and 18-209(g) of the LLC Act. Without limiting the generality of the foregoing, at the Effective Time, the identity, existence, limited liability company organization, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue in effect and be unimpaired by the Merger, and the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of the Merger Sub shall be merged with and into the Surviving Entity, which shall, as the Surviving Entity, be fully vested therewith. At the Effective Time, the separate existence and corporate organization of the Merger Sub, except insofar as it may be continued by statute, shall cease, and the Merger Sub shall be merged with and into the Surviving Entity.

          (b)   At the Effective Time, all rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Entities, and all property, real, personal and mixed, tangible and intangible, in each case, of whatsoever kind or description, and all debts due on whatever account and all other choses in action, and all and every other interest, of or belonging to or due to any of the Constituent Entities, shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger; but the Surviving Entity shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Entities, and any claim existing, or action or proceeding, civil or criminal, pending by or against any of the Constituent Entities, may be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted in its place, and any judgment rendered against any of the Constituent Entities may be enforced against the Surviving Entity. Neither the rights of creditors nor any liens upon the property of any of the Constituent Entities shall be impaired by the Merger.

        Section 1.5    Operating Agreement of Surviving Entity; Directors and Officers. At the Effective Time, (a) the limited liability company operating agreement of the Company shall become the limited liability company operating agreement of the Surviving Entity, (b) those persons who are directors of the Merger Sub shall become the members of the board of managers of the Surviving Entity and (c) those persons who are officers of the Merger Sub shall become the officers of the Surviving Entity.

        Section 1.6    Taking of Necessary Action; Further Assurances. Prior to the Effective Time, the parties hereto shall take, or cause to be taken (as the case may be), all such action as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable.

ARTICLE 2
EFFECT OF THE MERGER ON CAPITAL STOCK AND SECURITIES

        Section 2.1    Conversion of Capital Stock and Securities; Initial Merger Consideration.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Units or the holders of any shares of capital stock of the Merger Sub:

            (i)    each Unit issued and outstanding immediately prior to the Effective Time shall be converted into: (A) that number of shares of Parent Common Stock (the "Issued Parent Common Stock") equal to the result of (1) 4,300,000 less the EPP Amount divided by (2) the number of LLC Interests; (B) a warrant to purchase that number of shares of Parent Common Stock, at an exercise price of $3.00 per share, equal to the result of (1) 5,000,000 less the EPP Amount divided by (2) the number of LLC Interests, which warrant shall be in substantially the form attached hereto as Exhibit B and (C) a warrant to purchase that number of shares of Parent Common Stock, at an exercise price of $5.50 per share, equal to the result of (1) 1,500,000 less the EPP Amount divided by (2) the number of LLC Interests, which warrant shall be in substantially the form attached hereto as Exhibit B ((B) and (C) collectively, the "Issued Parent Warrants", and together with the Issued Parent Common Stock, the "Initial Merger Consideration"); and

            (ii)   each share of common stock, $0.01 par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered therefor.

          (b)   If, between the date of this Agreement and the date on which any Units are accepted for exchange or payment pursuant to the Merger, the Units or shares of Parent Common Stock are changed into a different number or class of securities by reason of any split, division or subdivision of securities, dividend, distribution, reverse split, consolidation of securities, reclassification, recapitalization or other similar transaction, then the ratio of exchange of Units for shares of Parent Common Stock shall be adjusted to the extent appropriate.

        Section 2.2    Exchange of Certificates.

          (a)   As of the Effective Time, the Parent shall enter into an agreement with such bank, trust company or agent as it may designate (the "Exchange Agent"), which shall provide that the Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Units, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the number of whole shares of Parent Common Stock and Parent Warrants issuable pursuant to Section 2.1 in exchange for all of the issued and outstanding Units.

          (b)   At the Effective Time, the holders of Units shall receive from the Exchange Agent (i) a certificate representing that number of whole shares of Parent Common Stock and (ii) a certificate representing that number of Parent Warrants that the holders of Units are entitled to receive pursuant to the provisions of Section 2.1 hereof. Until surrendered for exchange as contemplated by this Section 2.2, each Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender, certificates representing the number of whole shares of Parent Common Stock and Parent Warrants into which the Units have been converted.

          (c)   All shares of Parent Common Stock and Parent Warrants issued upon the surrender for exchange of Units in accordance with the terms of this Article 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Units, and there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Unit is presented to the Surviving Entity or the Exchange Agent for any reason, it shall be cancelled and exchanged as provided in this Article 2, except as otherwise provided by Law.

          (d)   No certificates representing fractional shares of Parent Common Stock or Parent Warrants shall be issued upon the surrender for exchange of Units, no dividend or distribution of the Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Parent.

        Section 2.3    Adjustment to the Initial Merger Consideration.

          (a)   In the event any EPP Participant leaves the employ of the Parent, the Surviving Entity or any of their respective Subsidiaries, and the Parent Common Stock and Parent Options awarded to such individuals in accordance with Section 7.3(b) that do not vest in accordance with the terms of such EPP Participants' restricted stock agreement or restricted option agreement entered into in connection therewith, by the fifth day of the month following the date of departure of such employee, the Parent shall issue to those persons who were holders of Units immediately prior to the Merger, pro rata in accordance with the number of Units held by such persons at such time, a number of shares of Parent Common Stock and Parent Warrants equal to the number of shares of Parent Common Stock and Parent Options forfeited by such EPP Participant (such additional shares of Parent Common Stock and Parent Warrants so issued, "Additional Merger Consideration").

          (b)   The Initial Merger Consideration as adjusted in accordance with this Section 2.3 shall be referred to herein as the "Merger Consideration". Any payments made pursuant to this Section 2.3 shall be treated as adjustments to the Merger Consideration for all Tax purposes by the parties hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY AND ITS SUBSIDIARIES

        The Company hereby represents and warrants to the Parent and the Merger Sub as set forth in this Article 3. Except where the context requires otherwise, in this Article 3, the "Company" shall include the Company and the Subsidiaries, taken as a whole.

        Section 3.1    Organization and Authority of the Company. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Company is duly qualified as a foreign entity to do business and is in good standing (or other equivalent status) in each jurisdiction where such qualification is required, except where the failure to be so qualified has not had and is not reasonably likely to result in a Company Material Adverse Effect, all of such jurisdictions being set forth on Schedule 3.1. The Company has delivered or made available to the Parent true, complete and correct copies of the Company's certificate of formation and limited liability company operating agreement, which organizational documents are in full force and effect.

        Section 3.2    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by the Company of this Agreement, and of all of the other documents and instruments required hereby from the Company, are within the power of the Company and have been duly authorized by all necessary action of the Company. Approval of the members of the LLC Member is required in connection with the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company. This Agreement is, and the other documents and instruments required hereby to which the Company is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

        Section 3.3    No Violation or Conflict by the Company; Required Consents. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or violate any Law binding on the Company or any of its Subsidiaries, (b) conflict with or violate the certificate of formation, limited liability company operating agreement or similar organizational documents of the Company or any of its Subsidiaries or (c) constitute a violation or breach of (i) any Contract to which the Company is a party or by which it is bound or (ii) of any Material Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, other than any such event described in the foregoing clauses (a), (b) or (c) which has not had and is not reasonably likely to result in a Company Material Adverse Effect. Other than the consents set forth on Schedule 3.3 (each, a "Required Company Consent"), approval of the Company's members, and as would not be reasonably likely to result in a Company Material Adverse Effect, no notice to, filing or registration with, or authorization, consent or approval of, any Person is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

        Section 3.4    Capitalization. As of the date of this Agreement, 100 units of the Company are issued and outstanding, all of which are held of record by the LLC Member. The Units are all of the issued and outstanding limited liability company interests or membership units of the Company, have been duly and validly issued, and were not issued in violation of any preemptive or other similar right. All of the Units were offered and sold in compliance with all applicable securities Laws. Except as set forth on Schedule 3.4, (i) there are no options, warrants, agreements or other rights to subscribe for or purchase any limited liability company interests or membership units of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any limited liability company interests or membership units of the Company, nor is the Company committed to issue any such option, warrant or other right, (ii) there are no contracts, commitments, arrangements or understandings by which the Company is bound to issue additional securities or options, warrants or rights to acquire any additional securities or any security convertible into or exchangeable for any such securities of the Company and (iii) there are no Persons with registration or other similar rights to have any securities registered by the Company or any Subsidiary of the Company under the Securities Act.

        Section 3.5    Subsidiaries.

          (a)   Ownership; Capitalization. Schedule 3.5 is a true, correct and complete list of all Subsidiaries of the Company. Schedule 3.5 accurately sets forth for each Subsidiary of the Company, (i) its name and jurisdiction of organization, (ii) the number of issued and outstanding limited liability company interests or membership units and (iii) the holders thereof and the number of limited liability company interests or membership units held by each such holder. The Company or another Subsidiary of the Company owns, of record and beneficially, good and valid title to the all of the outstanding limited liability company interests or membership units of each Subsidiary of the Company, free and clear of any and all Liens, other than Permitted Liens except for restrictions on transferability imposed by securities Laws. All of the issued and outstanding limited liability company interests or membership units of each Subsidiary of the Company have been duly and validly issued and were not issued in violation of any preemptive or other similar right. Except as set forth on Schedule 3.3, (i) there are no options, warrants, agreements or other rights to subscribe for or purchase any limited liability company interests or membership units of any Subsidiary or the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any limited liability company interests or membership units of any Subsidiary of the Company nor is any such Subsidiary committed to issue any such option, warrant or other right, (ii) there are no contracts, commitments, arrangements or understandings by which any such Subsidiary is bound to issue additional securities or options, warrants or rights to acquire any additional securities or any security convertible into or exchangeable for any such securities of such Subsidiary and (iii) there are no Persons with registration or other similar rights to have any securities registered by such Subsidiary under the Securities Act.

          (b)   Organization and Authority of its Subsidiaries. Each Subsidiary of the Company is a limited liability company duly formed, validly existing and in good standing (or other equivalent status) under the Laws of its respective jurisdiction of organization, all of such jurisdictions being set forth on Schedule 3.5. Each Subsidiary of the Company has all requisite power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each Subsidiary of the Company is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified has not had and is not reasonably likely to result in a Company Material Adverse Effect, all of such jurisdictions being set forth on Schedule 3.5. The Company has delivered or made available to the Parent true, complete and correct copies of the certificate of formation, articles of organization, limited liability company operating agreement or other similar organizational documents of each of its Subsidiaries, which organizational documents are in full force and effect.

        Section 3.6    Company Financial Statements; Financial Controls.

          (a)   The Company has previously delivered or made available to the Parent true and complete copies of (i) the audited consolidated statement of income, statement of cash flows and balance sheet of the Company for the 52-week fiscal year ended December 28, 2002 and the 53-week fiscal year ended January 3, 2004, including all notes thereto (the "Company Audited Financial Statements") and (ii) the unaudited consolidated financial statements of the Company for the 52-week fiscal year ended January 1, 2005 (the "Company Unaudited Financial Statements", and together with the Company Audited Financial Statements, the "Company Financial Statements"). Except as set forth on Schedule 3.6(a) and with respect to the Company Unaudited Financial Statements, except for the lack of footnotes and normal year end adjustments which, in the aggregate, as a result of the audit of the year-end financial statements, do not have an adverse effect in excess of $1,000,000 on the Company's consolidated retained earnings, the Company Financial Statements: (i) were prepared in accordance with the books and records of the Company, (ii) were prepared in accordance with GAAP consistently applied and (iii) fairly present in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of and for the periods indicated therein. The Company Financial Statements disclose all material changes in accounting principles adopted by the Company during the period covered by the Company Financial Statements.

          (b)   Except as set forth on Schedule 3.6(b), (i) neither the Company nor any of its Subsidiaries is a party to any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC) and (ii) there are no outstanding loans to directors and officers of the Company or its Subsidiaries as provided in Section 402 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

          (c)   The Company and each of its Subsidiaries maintains a system of internal accounting and other controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations and with the investment objectives, policies and restrictions of the Company and each of its Subsidiaries and the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP to calculate net assets value and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accounting for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any material differences.

        Section 3.7    Absence of Certain Changes. Except as set forth in Schedule 3.7, since January 1, 2005 (the "Latest Company Balance Sheet Date") through the date hereof, there has not been: (a) a Company Material Adverse Effect, (b) any borrowings by the Company or any of its Subsidiaries other than in the ordinary course of business; (c) any Lien made on any of the properties or assets of the Company or its Subsidiaries, except for Permitted Liens; (d) any sale, transfer or other disposition of assets of the Company or any of its Subsidiaries other than in the ordinary course of business or as contemplated by this Agreement; (e) any dividend or distribution declared, paid or set aside with respect to any of the equity interests of the Company, (f) any guarantees or other contingent obligations of the Company or any of its Subsidiaries, (g) any material damage, destruction or other casualty loss with respect to any material asset or property owned by the Company or any of its Subsidiaries, whether or not covered by insurance or (h) any of the events prohibited by Section 6.1.

        Section 3.8    Absence of Material Undisclosed Liabilities. Except as set forth on Schedule 3.8, as of the date hereof there are no material liabilities, commitments or obligations of the Company or any of its Subsidiaries that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (a) liabilities, commitments and obligations reflected or reserved against in the Company Financial Statements and not heretofore discharged, (b) other liabilities, commitments and obligations arising in the ordinary course of business since the Latest Company Balance Sheet Date, (c) liabilities, commitments or obligations that are not material in the aggregate or (d) liabilities, commitments or obligations that are disclosed in the Company Disclosure Schedules.

        Section 3.9    Material Company Contracts.

          (a)   Schedule 3.9(a) lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiary is bound or to which any asset of the Company or any Subsidiary is subject (collectively, the "Material Company Contracts"): (a) each Contract that involves delivery or receipt of products or services of an amount or value in excess of $500,000 during the twelve (12) months prior to the date hereof and which is not terminable by the Company or the applicable Subsidiary without penalty upon less than six (6) month's notice; (b) each lease, license, rental agreement, and other Contract affecting the use of, ownership of or leasing of any leasehold or other interest in, any real or personal property (except personal property leases having a value per item or aggregate payments of less than $500,000); (c) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person; (d) each Contract containing any covenant that purports to restrict the business activity of the Company or any Subsidiary or limits the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person; (e) each Contract for indebtedness; (f) each employment Contract for individuals with an annual compensation in excess of $125,000; (g) each guaranty or other undertaking in support of the obligations of a third party; and (h) each other Contract of an amount or value in excess of $500,000 not terminable without penalty on less than six months notice. The Company has delivered or made available to the Parent true and complete copies of the Material Company Contracts.

          (b)   Each Material Company Contract is in full force and effect and is enforceable by the Company or the applicable Subsidiary of the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at Law). The Company and its Subsidiaries have performed in all material respects and, to the Knowledge of the Company, every other party thereto has performed in all material respects, each term, covenant and condition of each of the Material Company Contracts that is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Company and its Subsidiaries or, to the Knowledge of the Company, any other party under any of the Material Company Contracts, other than any such event as has not had or would not be reasonably likely to result in a Company Material Adverse Effect. To the Knowledge of the Company, no party to any of the Material Company Contracts intends to cancel, terminate or exercise any option under any of the Material Company Contracts.

        Section 3.10    Real Property.

          (a)   Schedule 3.10(a) contains a true and correct list of all real property owned or leased by the Company and its Subsidiaries ("Company Real Property"). The Company holds good and valid leasehold interests in the Company Real Property, free and clear of all Liens except Permitted Liens.

          (b)   With respect to each such parcel or premises of Company Real Property, except as set forth on Schedule 3.10(b):

            (i)    there are no pending condemnation proceedings, lawsuits or administrative actions with respect to which the Company, its Subsidiaries, or an authorized agent has received notice, or, to the Knowledge of the Company, with respect to which have been threatened (A) relating to such parcel or premises or (B) other matters affecting adversely the current use, occupancy or value thereof;

            (ii)   with respect to owned Company Real Property, and with respect to leased Company Real Property as to actions by or through the Company or any of its Subsidiaries, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel or premises;

            (iii)  with respect to owned Company Real Property, there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein; and

            (iv)  there are no parties (other than the Company or any of its Subsidiaries) in possession of such parcel or premises.

        Section 3.11    Title to and Sufficiency of Assets. The Company and its Subsidiaries own or lease all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware, furniture, fixtures (both real and personal), furnishings and other similar property used in the conduct of the Company's business and that of its Subsidiaries as presently conducted.

        Section 3.12    No Litigation. Except as listed in Schedule 3.12, there is no material suit, litigation, arbitration proceeding, governmental investigation or governmental action of any kind pending with respect to which the Company, any Subsidiary of the Company, any Company Benefit Plan, or an authorized agent thereof has received notice, or, to the Knowledge of the Company, proposed or threatened (a) against the Company, any of its Subsidiaries, or any Company Benefit Plan, (b) relating to the business, assets or properties of the Company or any of its Subsidiaries or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.12, there is no outstanding material judgment, injunction, order, decree or ruling to which the Company or any of its Subsidiaries is subject.

        Section 3.13    Intellectual Property.

          (a)   Schedule 3.13(a) contains a list of the Registered Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries (other than off-the-shelf software products) and that is material to the business of the Company or such Subsidiary. Schedule 3.13(a) sets forth separately (i) all such Registered Intellectual Property which the Company or any of its Subsidiaries exclusively owns, identifying the subject matter, any related registration and the owner, (ii) all such Registered Intellectual Property which the Company or any of its Subsidiaries uses pursuant to license or other authorization of a third party (other than off-the-shelf software products), listing the subject matter, any ancillary registration, and the source of authorization and (iii) all such Registered Intellectual Property that the Company or any of its Subsidiaries owns jointly with a third party. As to such Registered Intellectual Property, the Company or a Subsidiary thereof either (i) owns the entire right, title and interest thereto, or (ii) holds such Registered Intellectual Property pursuant to an existing, valid and enforceable license, which license is listed in Schedule 3.13(a), except where the failure of the Company or such Subsidiary to own or have a right to use such Registered Intellectual Property would not have a Company Material Adverse Effect. The Company and its Subsidiaries own, license or are otherwise authorized to use the intellectual property required to operate in all material respects the business of the Company and its Subsidiaries as it is conducted as of the date hereof, except to the extent the failure to own or license such intellectual property would not have a Company Material Adverse Effect.

          (b)   Except as set forth on Schedule 3.13(a) and except for proceedings or demands that are not reasonably likely to result in a Company Material Adverse Effect, there are no proceedings instituted or pending to which the Company, any Subsidiary of the Company, or an authorized agent has received notice or, to the Knowledge of the Company, proposed or threatened by any third party pertaining to, or challenging the Company's or such Subsidiary's use of, or right to use, any of the Registered Intellectual Property of the Company or any Subsidiary of the Company. Except as set forth on Schedule 3.13(b), to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon any intellectual property rights owned or controlled by any third party, except as would not be reasonably likely to result in a Company Material Adverse Effect.

        Section 3.14    Tax Matters. Except as set forth on Schedule 3.14:

          (a)   each of the Company and its Subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, all information set forth in such Tax Returns is correct and complete in all material respects and the Company has delivered or made available to the Parent true, correct and complete copies of such Tax Returns;

          (b)   each of the Company and its Subsidiaries has paid all Taxes due and payable by it or have properly accrued liabilities in respect of such Taxes in the Company Financial Statements;

          (c)   other than Taxes being contested in good faith by appropriate proceedings, which are set forth on Schedule 3.14, there are no unpaid Taxes due and payable by the Company, its Subsidiaries, or any other Person that are or could become a Lien on any material asset of, or otherwise have a Company Material Adverse Effect;

          (d)   each of the Company and its Subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

          (e)   neither the Company nor any of its Subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment or collection of any Tax, no unpaid Tax deficiency has been asserted in writing against or with respect to any of the Company, its Subsidiaries, or, to the Knowledge of the Company, (insofar as the Company or any of its Subsidiaries may be liable therefor) any other Person by any Governmental Authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund claim or litigation, which has been commenced by the Company or any Subsidiary thereof or for which notice has been given to the Company or any Subsidiary thereof, with respect to any Taxes of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, (insofar as the Company or any of its Subsidiaries may be liable therefor) any other Person;

          (f)    neither the Company, any of its Subsidiaries, nor any Person to whose liabilities the Company or any of its Subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) an affiliated group within the meaning of Section 1504(a) of the Code;

          (g)   neither the Company nor any of its Subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code;

          (h)   neither the Company nor any of its Subsidiaries is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement, except agreements to which no Person other than the Company and its Subsidiaries is a party or beneficiary; and

          (i)    neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        Section 3.15    ERISA.

          (a)   Schedule 3.15(a) contains a list identifying each material "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each other material employee benefit plan, policy or arrangement currently being maintained, administered or contributed to by the Company or any of its Subsidiaries thereof for the benefit of any current employee of the Company or any of its Subsidiaries, as applicable (each, a "Company Benefit Plan"), but excluding in any case plans sponsored by any Governmental Authority. Copies of each Company Benefit Plan have been made available to the Parent and, with respect to each such Company Benefit Plan, copies of any amendments thereto and, if applicable, related trust agreements, the most recent annual reports on Form 5500, and any favorable determination letter issued by the Internal Revenue Service.

          (b)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service.

          (c)   No Company Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (d)   Each Company Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Company Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Effective Time have been made or properly accrued.

          (e)   No Company Benefit Plan promises or provides retiree medical or life insurance benefits to any Person, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law).

          (f)    Each employee benefit plan, program, agreement or arrangement applicable to employees outside the United States (i) which the Company or any of its Subsidiaries maintains or sponsors, (ii) to which the Company or any of its Subsidiaries contributes or (iii) with respect to which the Company or any of its Subsidiaries has any liability (each, a "Company Foreign Plan"), is in compliance in all material respects with all laws applicable thereto and the respective requirements of such Company Foreign Plan's governing documents, and no Company Foreign Plan has any unfunded liabilities other than such liabilities reflected in the Company Financial Statements.

        Section 3.16    Compliance with Laws. Except as set forth on Schedule 3.16, the Company and its Subsidiaries are not in violation of any Laws of any Governmental Authority applicable to the Company's or any of its Subsidiaries' business or operations, except where such violation has not had and is not reasonably likely to result in a Company Material Adverse Effect. Since June 1, 2001, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that it is not in compliance with any applicable Law.

        Section 3.17    Environmental Conditions. Except as set forth in Schedule 3.17:

          (a)   to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws and Environmental Permits, as applicable, except where any noncompliance or failure to obtain such Environmental Permits or comply with such Environmental Laws has not had and is not reasonably likely to result in a Company Material Adverse Effect;

          (b)   to the Knowledge of the Company, (i) there have not been any releases by the Company or its Subsidiaries of Hazardous Materials on any real property currently or formerly owned, used, leased or operated by the Company or its Subsidiaries and (ii) no underground storage tanks are present, and no asbestos containing materials remain in place, on any real property currently or formerly owned, used, leased or operated by the Company or its Subsidiaries

          (c)   to the Knowledge of the Company, no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against and received by the Company or any of its Subsidiaries, no penalty has been assessed, and no action or review is pending before any Governmental Authority or threatened by any Governmental Authority with respect to any matters relating to the Company or any of its Subsidiaries and arising out of any Environmental Law or Environmental Permit which has had or is reasonably likely to result in a Company Material Adverse Effect; and

          (d)   the Company and its Subsidiaries have received all material Environmental Permits as may be required under applicable Environmental Laws to conduct its business, and is in compliance in all material respects with the terms and conditions of each such Environmental Permit. Such Environmental Permits will not be voided or modified by the transactions contemplated by this Agreement and will remain in full force and effect following the Effective Time.

        Section 3.18    Labor Matters. Except as set forth in Schedule 3.18, with respect to employees of the Company and its Subsidiaries:

          (a)   the Company and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice, except for any such failure to comply as has not had and is not reasonably likely to result in a Company Material Adverse Effect;

          (b)   there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending for which notice has been given to the Company, any of its Subsidiaries, or an authorized agent or, to the Knowledge of the Company, proposed or threatened against the Company or any of its Subsidiaries relating to employment, employment practices, terms and conditions of employment or wages and hours; and

          (c)   (i) neither the Company nor any of its Subsidiaries is party to, or bound by any, collective bargaining agreements, (ii) to the Knowledge of the Company, the employees of the Company and its Subsidiaries have not attempted to organize under a labor union, (iii) there are no existing, or, to the Knowledge of the Company, threatened, labor disputes that could reasonably be expected to have a Company Material Adverse Effect and (iv) there are no pending or, to the Knowledge of the Company, threatened, representation questions respecting the employees of the Company and its Subsidiaries.

        Section 3.19    Insurance Coverage. Schedule 3.19 contains a complete list of all insurance policies (other than fidelity bonds) to which the Company or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, showing for each such policy the names of the insurer and the policy holder, the policy limits and the expiration dates. The premiums due thereon have been timely paid or have been properly accrued as a liability in the Company Financial Statements. Except as disclosed on Schedule 3.19, neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal of any such policy.

        Section 3.20    Transactions With Affiliates. Except as set forth in Schedule 3.20, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company or any of its Subsidiaries), any director, officer or employee of the Company, its Subsidiaries, or any Affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act but excluding the Company and its Subsidiaries) of the Company or its Subsidiaries. The Company has not paid any fees under the Management Agreement in 2005.

        Section 3.21    No Broker. Except as set forth on Schedule 3.21, neither the Company nor any of its Subsidiaries is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

        Section 3.22    Improper Payments. Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any Subsidiary thereof, or any officer, director, agent or employee purporting to act on behalf of the Company or any Subsidiary thereof has at any time, directly or indirectly, (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Foreign Corrupt Practices Act of 1977, as amended), (iii) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company or any of its Subsidiaries, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (v) made payment of Company funds in violation of any law, including without limitation the "know your customer" laws of any jurisdiction, (vi) been in violation of any federal or state anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended, or (vii) been subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

        Section 3.23    Customers and Suppliers. Schedule 3.23 sets forth a complete and accurate list of (i) the five (5) largest customers of the Company and its Subsidiaries taken as a whole (based on dollar amounts) for the 12-month period ending December 31, 2004 and (ii) the five (5) largest suppliers to the Company and its Subsidiaries taken as a whole (based on dollar amounts) for the 12-month period ending December 31, 2004 (together, the "Company Material Customers and Suppliers"). None of the Company Material Customers and Suppliers has cancelled or otherwise terminated, or made any written threat to the Company or any of its Subsidiaries to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the Company Material Customers and Suppliers intends to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries.

        Section 3.24    Disclosure.

          (a)   To the Knowledge of the Company, no representation or warranty of the Company in this Agreement (including the Company Disclosure Schedules) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          (b)   To the Knowledge of the Company, (i) none of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Preliminary Proxy Statement will, at the time the Preliminary Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) none of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Parent or at the time of the Parent Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT

        The Parent hereby represents and warrants to the Company as set forth in this Article 4:

        Section 4.1    Organization and Authority of the Parent. The Parent is a corporation duly incorporated, validly existing and in good standing (or other equivalent status) under the Laws of the State of Colorado. The Parent has all requisite power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Parent is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified has not had and is not reasonably likely to result in a Parent Material Adverse Effect, all of such jurisdictions being set forth on Schedule 4.1. The Parent has delivered or made available to the Company true, complete and correct copies of the Parent's certificate of incorporation and bylaws, which organizational documents are in full force and effect.

        Section 4.2    Authorization; Execution and Delivery; Enforceability. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement, and of all of the other documents and instruments required hereby from the Parent and the Merger Sub, are within the power of the Parent and the Merger Sub and have been duly authorized by all necessary action of the Parent Board and the board of directors of the Merger Sub. Approval of the shareholders of the Parent is required in connection with the execution, delivery and performance by the Parent of this Agreement, but no such approval is required on behalf of the stockholder of the Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub. This Agreement is, and the other documents and instruments required hereby to which the Parent and the Merger Sub is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of the Parent and the Merger Sub, respectively, enforceable against the Parent and the Merger Sub, as applicable, in accordance with their respective terms, except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).

        Section 4.3    No Violation or Conflict by the Parent; Required Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Parent and the Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or violate any Law binding on the Parent or any of its Subsidiaries, (b) conflict with or violate the articles of incorporation or bylaws of the Parent or any of its Subsidiaries or (b) constitute a violation or breach of (i) any Contract to which the Parent or the Merger Sub is a party or by which it is bound or (ii) of any Parent Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound, other than any such event described in the foregoing clauses (a), (b) or (c) which has not had and is not reasonably likely to result in a Parent Material Adverse Effect. Other than the consents set forth on Schedule 4.3 (each, a "Required Parent Consent"), the vote of the Parent's stockholders, and as would not be reasonably likely to result in a Parent Material Adverse Effect, no notice to, filing or registration with, or authorization, consent or approval of, any Person is required to be made or obtained by the Parent or any of its Subsidiaries in connection with the execution and delivery by the Parent or its Subsidiaries of this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.4    Capitalization. As of the date of this Agreement, the authorized capital stock of the Parent consists of (i) 15,000,000 shares of Parent Common Stock of which (A) 3,732,429 are issued and outstanding, (B) 1,571,619 are reserved for issuance upon exercise of options to acquire Parent Common Stock (the "Parent Options"), (C) 4,459,251 are reserved for issuance upon exercise of warrants to acquire shares of Parent Common Stock (the "Parent Warrants"), (D) 90,000 are reserved for the issuance of units to underwriters as part of the Parent's initial public offering, and (E) 263,143 are reserved for issuance upon the conversion of $1,045,000 in convertible debt securities, and (ii) 1,000,000 shares of preferred stock, no par value, of which none are issued and outstanding (the "Parent Preferred Stock," and together with the Parent Common Stock, the "Parent Shares"). The Parent Common Stock, Parent Preferred Stock, Parent Options and Parent Warrants set forth on Schedule 4.4 are all of the issued and outstanding capital stock of the Parent, have been duly and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right. Except as set forth on Schedule 4.4, (i) there are no options, warrants, agreements or other rights to subscribe for or purchase any capital stock of the Parent or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Parent, nor is the Parent committed to issue any such option, warrant or other right, (ii) there are no contracts, commitments, arrangements or understandings by which the Parent is bound to issue additional securities or options, warrants or rights to acquire any additional securities convertible into or exchangeable for any such securities of the Parent and (iii) there are no Persons with registration or other similar rights to have any securities registered by the Parent or any Subsidiary of the Parent under the Securities Act.

        Section 4.5    Subsidiaries.

          (a)   The Parent has no Subsidiaries other than the Merger Sub. As of the date of this Agreement, the authorized capital stock of the Merger Sub consists in its entirety of 100 shares of common stock, $0.01 par value per share (the "Merger Sub Shares"), of which 100 shares are issued and outstanding and owned, of record and beneficially, by the Parent. The Parent has good and valid title to the all of the Merger Sub Shares, free and clear of any and all Liens other than Permitted Liens, except for restrictions on transferability imposed by securities Laws. The Merger Sub Shares are all of the issued and outstanding shares of capital stock of the Merger Sub, have been duly and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right. All of the Merger Sub Shares were offered and sold in compliance with all applicable securities Laws. Except as set forth on Schedule 4.5, (i) there are no options, warrants, agreements or other rights to subscribe for or purchase any capital stock of the Merger Sub or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of the Merger Sub, nor is the Merger Sub committed to issue any such option, warrant or other right, (ii) there are no contracts, commitments, arrangements or understandings by which the Parent is bound to issue additional securities or options, warrants or rights to acquire any additional securities convertible into or exchangeable for any such securities of the Merger Sub and (iii) there are no Persons with registration or other similar rights to have any securities registered by the Merger Sub or any Subsidiary of the Merger Sub under the Securities Act.

          (b)   The Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Merger Sub has all requisite power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. The Merger Sub is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction where such qualification is required, except where the failure to be so qualified has not had and is not reasonably likely to result in a Parent Material Adverse Effect. The Parent has delivered or made available to the Company true, complete and correct copies of the Merger Sub's certificate of incorporation and bylaws, which organizational documents are in full force and effect.

        Section 4.6    SEC Filings; Parent Financial Statements.

          (a)   The Parent has delivered or made available to the Company accurate and complete copies of all Parent SEC Documents. All statements, reports, schedules, forms and other documents required to have been filed by the Parent or its officers with the SEC have been so filed on a timely basis. None of the Parent's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Except as disclosed in Schedule 4.6(b), the financial statements (including any related notes) contained in the Parent SEC Documents (the "Parent Financial Statements"), and the financial statements of the Parent for the quarter and year ended December 31, 2004 that have been made available to the Company: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with the books and records of the Parent, (iii) were prepared in accordance with GAAP consistently applied throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments as a result of the audit that will not, individually or in the aggregate, be material in amount); (iv) fairly present in all material respects the consolidated financial position and results of operations of the Parent and its Subsidiaries as of and for the periods indicated therein and (v) disclose all material changes in accounting principles, if any, adopted by the Parent during the period covered by the Parent Financial Statements.

          (c)   Except as set forth on Schedule 4.6(c), (i) neither the Parent nor any of its Subsidiaries is a party to any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC) and (ii) there are no outstanding loans to directors and officers of the Parent or its Subsidiaries as provided in Section 402 of the Sarbanes-Oxley Act. Except as disclosed in the Parent SEC Documents, each director and officer of the Parent has filed with or furnished to the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since May 12, 2004.

          (d)   Except as set forth in Schedule 4.6(d), the Parent and each of its Subsidiaries maintains a system of internal accounting and other controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations and with the investment objectives, policies and restrictions of the Parent and each of its Subsidiaries and the applicable requirements of the Code, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP to calculate net assets value and to maintain accountability for assets, (iii) access to material assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accounting for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any material differences.

          (e)   The Parent's auditor, since May 12, 2004, has at all times since such date been (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) "independent" with respect to the Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of the Parent in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.

        Section 4.7    Absence of Certain Changes. Except as set forth in Schedule 4.7, since December 31, 2004, (the "Latest Parent Balance Sheet Date") through the date hereof, there has not been: (a) a Parent Material Adverse Effect, (b) any borrowings by the Parent or any of its Subsidiaries other than in the ordinary course of business; (c) any Lien made on any of the properties or assets of the Parent or its Subsidiaries, except for Permitted Liens; (d) any sale, transfer or other disposition of assets of the Parent or any of its Subsidiaries other than in the ordinary course of business or as contemplated by this Agreement; (e) any dividend or distribution declared, paid or set aside with respect to any of the equity interests of the Parent, (f) any guarantees or other contingent obligations of the Parent or any of its Subsidiaries, (g) any material damage, destruction or other casualty loss with respect to any material asset or property owned by the Parent or its Subsidiaries, whether or not covered by insurance or (h) any of the events prohibited by Section 6.2.

        Section 4.8    Absence of Material Undisclosed Liabilities. Except as set forth on Schedule 4.8, as of the date hereof there are no material liabilities, commitments or obligations of the Parent or any of its Subsidiaries that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (a) liabilities, commitments and obligations reflected or reserved against in the Parent Financial Statements and not heretofore discharged, (b) other liabilities, commitments and obligations arising in the ordinary course of business since the Latest Parent Balance Sheet Date, (c) liabilities, commitments or obligations that are not material in the aggregate or (d) liabilities, commitments or obligations that are disclosed in the Parent Disclosure Schedules.

        Section 4.9    Parent Contracts.

          (a)   Schedule 4.9(a) lists the following Contracts to which the Parent or any of its Subsidiaries is a party or by which the Parent or any Subsidiary is bound or to which any asset of the Parent or any Subsidiary is subject (collectively, the "Parent Contracts"): (a) each Contract disclosed in the Parent SEC Documents; (b) each lease, license, rental agreement, and other Contract affecting the use of, ownership of or leasing of any leasehold or other interest in, any real or personal property (except personal property leases having a value per item or aggregate payments of less than $50,000); (c) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person and (d) each Contract containing any covenant that purports to restrict the business activity of the Parent or any Subsidiary or limits the freedom of the Parent or any Subsidiary to engage in any line of business or to compete with any Person.

          (b)   Each Parent Contract is in full force and effect and is enforceable by the Parent or the applicable Subsidiary of the Parent in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at Law). The Parent and its Subsidiaries have performed in all material respects and, to the Knowledge of the Parent, every other party thereto has performed in all material respects, each term, covenant and condition of each of the Parent Contracts that is to be performed by any of them at or before the date hereof. No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by the Parent and its Subsidiaries or, to the Knowledge of the Parent, any other party under any of the Parent Contracts, other than any such event as has not had or would not be reasonably likely to result in a Parent Material Adverse Effect. To the Knowledge of the Parent, no party to any of the Parent Contracts intends to cancel, terminate or exercise any option under any of the Parent Contracts.

        Section 4.10    Real Property.

          (a)   Schedule 4.10(a) contains a true and correct list of all real property leased by the Parent and its Subsidiaries ("Parent Real Property"). The Parent holds good and valid leasehold interests in the Parent Real Property, free and clear of all Liens except Permitted Liens. The Parent does not own any real property.

          (b)   With respect to each such parcel or premises of Parent Real Property, except as set forth on Schedule 4.10(b):

            (i)    there are no pending condemnation proceedings, lawsuits or administrative actions with respect to which the Parent, its Subsidiaries, or an authorized agent has received notice, or, to the Knowledge of the Parent, with respect to which have been threatened (A) relating to such parcel or premises or (B) other matters affecting adversely the current use, occupancy or value thereof;

            (ii)   as to actions by or through the Parent or any of its Subsidiaries, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel or premises; and

            (iii)  there are no parties (other than the Parent or any of its Subsidiaries) in possession of such parcel or premises.

        Section 4.11    Title to and Sufficiency of Assets. The Parent and its Subsidiaries own or lease all tangible personal property, including all vehicles, machinery, equipment, tools, computer hardware, furniture, fixtures (both real and personal), furnishings and other similar property used in the conduct of the Parent's business and that of its Subsidiaries as presently conducted.

        Section 4.12    No Litigation. Except as listed in Schedule 4.12, there is no material suit, litigation, arbitration proceeding, governmental investigation or governmental action of any kind pending with respect to which the Parent, any Subsidiary of the Parent, any Parent Benefit Plan, or an authorized agent thereof has received notice, or, to the Knowledge of the Parent, proposed or threatened (a) against the Parent, any of its Subsidiaries, or any Parent Benefit Plan, (b) relating to the business, assets or properties of the Parent or any of its Subsidiaries or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 4.12, there is no outstanding material judgment, injunction, order, decree or ruling to which the Parent or any of its Subsidiaries is subject.

        Section 4.13    Intellectual Property.

          (a)   Schedule 4.13(a) contains a list of the Registered Intellectual Property that is owned by or licensed to the Parent or any of its Subsidiaries (other than off-the-shelf software products) and that is material to the business of the Parent or such Subsidiary. Schedule 4.13(a) sets forth separately (i) all such Registered Intellectual Property which the Parent or any of its Subsidiaries exclusively owns, identifying the subject matter, any related registration and the owner, (ii) all such Registered Intellectual Property which the Parent or any of its Subsidiaries uses pursuant to license or other authorization of a third party (other than off-the-shelf software products), listing the subject matter, any ancillary registration, and the source of authorization and (iii) all such Registered Intellectual Property that the Parent or any of its Subsidiaries owns jointly with a third party. As to such Registered Intellectual Property, the Parent or a Subsidiary thereof either (i) owns the entire right, title and interest thereto, or (ii) holds such Registered Intellectual Property pursuant to an existing, valid and enforceable license, which license is listed in Schedule 4.13(a), except where the failure of the Parent or such Subsidiary to own or have a right to use such Registered Intellectual Property would not have a Parent Material Adverse Effect. The Parent and its Subsidiaries own, license or are otherwise authorized to use the intellectual property required to operate in all material respects the business of the Parent and its Subsidiaries as it is conducted as of the date hereof, except to the extent the failure to own or license such intellectual property would not have a Parent Material Adverse Effect.

          (b)   Except as set forth on Schedule 4.13(a) and except for proceedings or demands that are not reasonably likely to result in a Parent Material Adverse Effect, there are no proceedings instituted or pending to which the Parent, any Subsidiary of the Parent, or an authorized agent has received notice or, to the Knowledge of the Parent, proposed or threatened by any third party pertaining to, or challenging the Parent's or such Subsidiary's use of, or right to use, any of the Registered Intellectual Property of the Parent or any Subsidiary of the Parent. Except as set forth on Schedule 4.13(b), to the Knowledge of the Parent, the conduct of the business of the Parent and its Subsidiaries does not infringe upon any intellectual property rights owned or controlled by any third party, except as would not be reasonably likely to result in a Parent Material Adverse Effect.

        Section 4.14    Tax Matters. Except as set forth on Schedule 4.14:

          (a)   each of the Parent and its Subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, all information set forth in such Tax Returns is correct and complete in all material respects and the Parent has delivered or made available to the Company true, correct and complete copies of such Tax Returns;

          (b)   each of the Parent and its Subsidiaries has paid all Taxes due and payable by it or have properly accrued liabilities in respect of such Taxes in the Parent Financial Statements;

          (c)   other than Taxes being contested in good faith by appropriate proceedings, which are set forth on Schedule 4.14, there are no unpaid Taxes due and payable by the Parent, its Subsidiaries, or any other Person that are or could become a Lien on any material asset of, or otherwise have a Parent Material Adverse Effect;

          (d)   each of the Parent and its Subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

          (e)   neither the Parent nor any of its Subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment or collection of any Tax, no unpaid Tax deficiency has been asserted in writing against or with respect to any of the Parent, its Subsidiaries, or, to the Knowledge of the Parent, (insofar as the Parent or any of its Subsidiaries may be liable therefor) any other Person by any Governmental Authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund claim or litigation, which has been commenced by the Parent or any Subsidiary thereof or for which notice has been given to the Parent or any Subsidiary thereof, with respect to any Taxes of the Parent, any of its Subsidiaries, or, to the Knowledge of the Parent, (insofar as the Parent or any of its Subsidiaries may be liable therefor) any other Person;

          (f)    neither the Parent, any of its Subsidiaries, nor any Person to whose liabilities the Parent or any of its Subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) an affiliated group within the meaning of Section 1504(a) of the Code;

          (g)   neither the Parent nor any of its Subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code;

          (h)   neither the Parent nor any of its Subsidiaries is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement, except agreements to which no Person other than the Parent and its Subsidiaries is a party or beneficiary; and

          (i)    neither the Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        Section 4.15    ERISA.

          (a)   Schedule 4.15(a) contains a list identifying each material "Employee Benefit Plan", as defined in Section 3(3) of ERISA, and each other material employee benefit plan, policy or arrangement currently being maintained, administered or contributed to by the Parent or any of its Subsidiaries thereof for the benefit of any current employee of the Parent or any of its Subsidiaries, as applicable (each, a "Parent Benefit Plan"), but excluding in any case plans sponsored by any Governmental Authority. Copies of each Parent Benefit Plan have been made available to the Company and, with respect to each such Parent Benefit Plan, copies of any amendments thereto and, if applicable, related trust agreements, the most recent annual reports on Form 5500, and any favorable determination letter issued by the Internal Revenue Service.

          (b)   Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service.

          (c)   Except as set forth in Schedule 4.15(c), no Parent Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (d)   Each Parent Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable laws. With respect to each Parent Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Effective Time have been made or properly accrued.

          (e)   No Parent Benefit Plan promises or provides retiree medical or life insurance benefits to any Person, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law).

          (f)    Neither the Parent nor any of its Subsidiaries maintains, sponsors, contributes to, or has any liability with respect to, any employee benefit plan, program, agreement or arrangement applicable to employees outside the United States.

        Section 4.16    Compliance with Laws. Except as set forth on Schedule 4.16, the Parent and its Subsidiaries are not in violation of any Laws of any Governmental Authority applicable to the Parent's or any of its Subsidiaries' business or operations, except where such violation has not had and is not reasonably likely to result in a Parent Material Adverse Effect. Since June 1, 2001, neither the Parent nor any of its Subsidiaries has received any written communication from any Governmental Authority that alleges that it is not in compliance with any applicable Law.

        Section 4.17    Environmental Conditions. Except as set forth in Schedule 4.17:

          (a)   to the Knowledge of the Parent, the Parent and its Subsidiaries are in compliance with all Environmental Laws and Environmental Permits, as applicable, except where any noncompliance or failure to obtain such Environmental Permits or comply with such Environmental Laws has not had and is not reasonably likely to result in a Parent Material Adverse Effect;

          (b)   to the Knowledge of the Parent, (i) there have not been any releases by the Parent or its Subsidiaries of Hazardous Materials on any real property currently or formerly owned, used, leased or operated by the Parent or its Subsidiaries and (ii) no underground storage tanks are present, and no asbestos containing materials remain in place, on any real property currently or formerly owned, used, leased or operated by the Parent or its Subsidiaries;

          (c)   to the Knowledge of the Parent, no notice, notification, demand, request for information, citation, summons or order has been received by the Parent or any of its Subsidiaries, no complaint has been filed against and received by the Parent or any of its Subsidiaries, no penalty has been assessed, and no action or review is pending before any Governmental Authority or threatened by any Governmental Authority with respect to any matters relating to the Parent or any of its Subsidiaries and arising out of any Environmental Law or Environmental Permit which has had or is reasonably likely to result in a Parent Material Adverse Effect; and

          (d)   the Parent and its Subsidiaries have received all material Environmental Permits as may be required under applicable Environmental Laws to conduct its business, and is in compliance in all material respects with the terms and conditions of each such Environmental Permit. Such Environmental Permits will not be voided or modified by the transactions contemplated by this Agreement and will remain in full force and effect following the Effective Time.

        Section 4.18    Labor Matters. Except as set forth in Schedule 4.18, with respect to employees of the Parent and its Subsidiaries:

          (a)   the Parent and its Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice, except for any such failure to comply as has not had and is not reasonably likely to result in a Parent Material Adverse Effect;

          (b)   there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending for which notice has been given to the Parent, any of its Subsidiaries, or an authorized agent or, to the Knowledge of the Parent, proposed or threatened against the Parent or any of its Subsidiaries relating to employment, employment practices, terms and conditions of employment or wages and hours; and

          (c)   (i) neither the Parent nor any of its Subsidiaries is party to, or bound by any, collective bargaining agreements, (ii) to the Knowledge of the Parent, the employees of the Parent and its Subsidiaries have not attempted to organize under a labor union, (iii) there are no existing, or, to the Knowledge of the Parent, threatened, labor disputes that could reasonably be expected to have a Parent Material Adverse Effect and (iv) there are no pending or, to the Knowledge of the Parent, threatened, representation questions respecting the employees of the Parent and its Subsidiaries.

        Section 4.19    Insurance Coverage. Schedule 4.19 contains a complete list of all insurance policies (other than fidelity bonds) to which the Parent or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage, showing for each such policy the names of the insurer and the policy holder, the policy limits and the expiration dates. The premiums due thereon have been timely paid or have been properly accrued as a liability in the Parent Financial Statements. Except as disclosed on Schedule 4.19, neither the Parent nor any of its Subsidiaries has received notice of cancellation or non-renewal of any such policy.

        Section 4.20    Transactions With Affiliates. Except as set forth in Schedule 4.20, the Parent and its Subsidiaries have not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Parent or any of its Subsidiaries), any director, officer or employee of the Parent, its Subsidiaries, or any Affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act but excluding the Parent and its Subsidiaries) of the Parent or its Subsidiaries.

        Section 4.21    No Broker. Except as set forth on Schedule 4.21, neither the Parent nor any of its Subsidiaries is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

        Section 4.22    Improper Payments. Except as would not reasonably be expected to have a Parent Material Adverse Effect, none of the Parent or any Subsidiary thereof, or any officer, director, agent or employee purporting to act on behalf of the Parent or any Subsidiary thereof has at any time, directly or indirectly, (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions, in violation of law, (ii) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law (including the Foreign Corrupt Practices Act of 1977, as amended), (iii) engaged in any transactions, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Parent or any of its Subsidiaries, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (v) made payment of Parent funds in violation of any law, including without limitation the "know your customer" laws of any jurisdiction, (vi) been in violation of any federal or state anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended, or (vii) been subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

        Section 4.23    Intentionally Omitted.

        Section 4.24    Fairness Opinion. The Parent Board has received the written opinion of NTB, financial advisor to the Parent, dated March 18, 2005, to the effect that the Merger is fair, from a financial point of view, to the stockholders of the Parent. The Parent has furnished an accurate and complete copy of said written opinion to the Company.

        Section 4.25    Disclosure.

          (a)   To the Knowledge of the Parent, no representation or warranty of the Parent in this Agreement (including the Parent Disclosure Schedules) contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          (b)   To the Knowledge of the Parent, (i) none of the information supplied or to be supplied by or on behalf of the Parent for inclusion in the Preliminary Proxy Statement will, at the time the Preliminary Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) none of the information supplied or to be supplied by or on behalf of the Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Parent or at the time of the Parent Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE LLC MEMBER

        The LLC Member hereby represents and warrants to the Company as of the date hereof, as follows:

        Section 5.1    Investment Intent. The LLC Member is acquiring the Issued Parent Common Stock and Issued Parent Warrants hereunder, for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

        Section 5.2    No Registration; Risk of Economic Loss. The LLC Member understands that (i) the Issued Parent Common Stock and the Issued Parent Warrants have not been registered under the Securities Act or applicable state securities laws by reason of their issuance by the Parent in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Issued Parent Common Stock and the Issued Parent Warrants must be held by the LLC Member indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration. The LLC Member possesses the financial resources to bear the risk of economic loss with respect to the purchase of the Issued Parent Common Stock and the Issued Parent Warrants.

        Section 5.3    Accredited Investor. The LLC Member is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). The Parent has made available to the LLC Member or its representatives all agreements, documents, records and books that the LLC Member has requested relating to an investment in the Issued Parent Common Stock and Issued Parent Warrants to be acquired by the LLC Member hereunder. The LLC Member has had an opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Parent, concerning the terms and conditions of this investment, and answers have been provided to all of such questions to the full satisfaction of the LLC Member. The LLC Member has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

ARTICLE 6
CERTAIN COVENANTS AND OTHER MATTERS

        The Company, the Parent and the Merger Sub hereby agree that:

        Section 6.1    Conduct of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (the "Pre-Closing Period"), the Company agrees as to itself and its Subsidiaries, taken as a whole, except (a) as contemplated by this Agreement, (b) as provided on Schedule 6.1 or (c) as otherwise consented to by the Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), that it shall, and shall cause its Subsidiaries:

          (a)   (i) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including without limitation with respect to the purchase of inventory and supplies), (ii) to pay or perform its obligations in the ordinary course of business consistent with past practice, and (iii) to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve in all material respects its relationships with customers, suppliers, distributors, and others having business dealings with it, provided that the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations;

          (b)   to notify the Parent of any material event or occurrence not in the ordinary course of its or its Subsidiaries business and of any event that is reasonably likely to have a Company Material Adverse Effect;

          (c)   not to declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any limited liability company interests or other securities, including in respect of any securities convertible into or exchangeable for, any rights, options or warrants to acquire any limited liability company interests or other securities (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent), or split, combine or reclassify any of its securities;

          (d)   not to grant any options or other rights to acquire securities of the Company, other than under the existing Equity Participation Plan;

          (e)   not to issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any limited liability company interests or other securities convertible into limited liability company interests, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such limited liability company interests or other convertible securities;

          (f)    (i) not adjust, split, combine or reclassify, or take any other similar action with respect to, any limited liability company interests or other securities of the Company, and (ii) not, directly or indirectly, repurchase, redeem or otherwise acquire an amount of securities of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any securities of, or other ownership interests in, the Company, or (iii) not enter into any agreement, understanding or arrangement with respect to the sale or voting of any limited liability company interests or other securities of the Company;

          (g)   except for (i) loans, advances or capital contributions to or from any of its Subsidiaries or investments in any of its Subsidiaries, (ii) loans or advances to employees in the ordinary course of business, or (iii) investments in securities in the ordinary course of business, not to make any material loans, advances or capital contributions to, or investments in, any other Person;

          (h)   not acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

          (i)    sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $100,000 in any one instance or $250,000 in the aggregate, except as required to carry on the Company's business in the usual, regular and ordinary course, consistent with past practices;

          (j)    not to (i) change any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business; (iii) enter into any employment agreement with an individual providing for annual compensation in excess of $100,000, (iv) increase or decrease benefits payable under any existing severance or termination pay policies, except as required by law; (v) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business; (vi) adopt any new Company Benefit Plan or other benefit arrangement; or (vii) otherwise amend or modify, any existing Company Benefit Plan or other benefit arrangement except to the extent required by applicable law;

          (k)   not to amend or propose to amend the certificate of formation or limited liability company operating agreement of the Company or any of the Company's Subsidiaries, except as contemplated by this Agreement;

          (l)    not to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than pursuant to credit agreements in effect as of the date hereof or indebtedness in the form of deferred purchase price identified on the Company Disclosure Schedule;

          (m)  not to initiate, compromise, or settle any material litigation or arbitration proceeding;

          (n)   not to enter into, or otherwise modify, amend or violate in any material respect, or terminate any Material Company Contract or waive, release or assign any material rights or claims, other than in the ordinary course of business;

          (o)   not to (i) make or change any material Tax election, settle, adopt or change any material accounting method in respect of Taxes (except insofar as such adoption or change may be required by GAAP), (ii) enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or compromise any material Tax liability or claim or amend any material Tax return;

          (p)   not to change any method of accounting or any accounting principle or practice used by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

          (q)   not to make or commit to make any capital expenditures, except to the extent consistent with and within the limits of the Company's capital expenditures budget by quarter and major categories for its fiscal year 2005 as delivered to the Parent;

          (r)   not to authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution, or any plan of division or share exchange involving the Company or any of its Subsidiaries;

          (s)   not to materially change the amount of any insurance coverage provided by existing insurance policies;

          (t)    pay or cause to be paid any amounts under the Management Agreement; and

          (u)   not take, or agree in writing or otherwise to take any of the actions described in Subsections (c) through (t) above.

        Section 6.2    Conduct of the Parent. During the Pre-Closing Period, the Parent agrees as to itself and its Subsidiaries (including the Merger Sub), taken as a whole, except (a) as contemplated by this Agreement, (b) as provided on Schedule 6.2 or (c) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), that it shall, and shall cause its Subsidiaries (including the Merger Sub):

          (a)   (i) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including without limitation with respect to the purchase of inventory and supplies), (ii) to pay or perform its obligations in the ordinary course of business consistent with past practice, and (iii) to the extent consistent with such business, use commercially reasonable efforts consistent with past practices and policies to preserve intact present business organization, keep available the services of its present officers and key employees and preserve in all material respects its relationships with customers, suppliers, distributors, and others having business dealings with it, provided that the Parent shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations;

          (b)   to notify the Company of any material event or occurrence not in the ordinary course of its or its Subsidiaries business and of any event that is reasonably likely to have a Parent Material Adverse Effect;

          (c)   not to declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of its capital stock, including in respect of any securities convertible into or exchangeable for, any rights, options or warrants to acquire any shares of capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Parent to its parent), or split, combine or reclassify any of its securities;

          (d)   not to grant any options or other rights to acquire capital stock or other securities of the Parent or the Merger Sub or accelerate, amend or change the period of exercisability or vesting of any options issued under any of the Parent Option Plans or authorize cash payments in exchange for any such options issued under any of the Parent Option Plans or purchase any shares of Parent Common Stock;

          (e)   not to issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (f)    (i) not adjust, split, combine or reclassify, or take any other similar action with respect to, any shares of capital stock or other securities of the Parent, and (ii) not, directly or indirectly, repurchase, redeem or otherwise acquire an amount of securities of, or in respect of any securities convertible or exchangeable for, or any rights, options or warrants to acquire, any securities of, or other ownership interests in, the Parent, or (iii) not enter into any agreement, understanding or arrangement with respect to the sale or voting of any shares of capital stock or other securities of the Parent;

          (g)   except for (i) loans, advances or capital contributions to or from any of its Subsidiaries or investments in any of its Subsidiaries, (ii) loans or advances to employees in the ordinary course of business, or (iii) investments in securities in the ordinary course of business, not to make any material loans, advances or capital contributions to, or investments in, any other Person;

          (h)   not acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

          (i)    sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its material properties or assets in an amount in excess of $10,000 in any one instance or $25,000 in the aggregate, except as required to carry on the Parent's business in the usual, regular and ordinary course, consistent with past practices;

          (j)    not to (i) change any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer, consultant or employee of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (iii) enter into any employment agreement with an individual providing for annual compensation in excess of $100,000, (iv) increase or decrease benefits payable under any existing severance or termination pay policies, except as required by law; (v) increase compensation, bonus or other benefits payable to directors, officers, consultant or employees of the Parent or any of its Subsidiaries, other than in the ordinary course of business; (vi) adopt any new Parent Benefit Plan or other benefit arrangement; or (vii) otherwise amend or modify, any existing Parent Benefit Plan or other benefit arrangement except to the extent required by applicable law;

          (k)   not to amend or propose to amend the articles or certificate of incorporation or by-laws of the Parent or any of its Subsidiaries, except as contemplated by this Agreement;

          (l)    not to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than pursuant to credit agreement in effect as of the date hereof;

          (m)  not to initiate, compromise, or settle any material litigation or arbitration proceeding;

          (n)   not to enter into, or otherwise modify, amend or violate in any material respect, or terminate any Parent Material Contract or waive, release or assign any material rights or claims;

          (o)   not to (i) make or change any material Tax election, settle, adopt or change any material accounting method in respect of Taxes (except insofar as such adoption or change may be required by GAAP), (ii) enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, or compromise any material Tax liability or claim or amend any material Tax return;

          (p)   not to change any method of accounting or any accounting principle or practice used by the Parent or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

          (q)   not to make or commit to make any capital expenditures, except to the extent consistent with and within the limits of the Parent's capital expenditures budget by quarter and major categories for its fiscal year 2005 as delivered to the Company;

          (r)   not to adopt, implement or amend any stockholder rights plan that could have the effect of impeding or restricting the consummation of the transactions contemplated hereby;

          (s)   not to permit the Merger Sub to have any operations or incur any liabilities, other than liabilities arising out of the organization of the respective companies and liabilities incurred in connection with the transactions contemplated by this Agreement;

          (t)    not to authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution, or any plan of division or share exchange involving the Parent or any of its Subsidiaries;

          (u)   not to materially change the amount of any insurance coverage provided by existing insurance policies;

          (v)   not take, or agree in writing or otherwise to take any of the actions described in Subsections (c) through (u) above.

        Section 6.3    Access to Information.

          (a)   Prior to the Closing, the Company will, and will cause each of its Subsidiaries to, permit the Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during regular business hours and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel and such financial and operating data and other similar information of the Company and its Subsidiaries that the Parent may reasonably request and to conduct such inspections and investigations as the Parent may reasonably require. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4.

          (b)   Prior to the Closing, the Parent will, and will cause each of its Subsidiaries to, permit the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access, during regular business hours and with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Parent and its Subsidiaries, to all premises, properties, personnel and such financial and operating data and other similar information of the Parent and its Subsidiaries that the Company may reasonably request and to conduct such inspections and investigations as the Company may reasonably require. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of Section 6.4.

        Section 6.4    Confidentiality. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. The parties acknowledge that the parties have previously executed a mutual confidentiality agreement dated as of February 17, 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with their terms, except as expressly modified herein, until the Effective Time, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreement shall thereafter remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, each party hereby expressly consents to the disclosure of any information subject to the Confidentiality Agreement required to be disclosed by applicable law in connection with the consummation of the transactions contemplated by this Agreement; provided, that the parties shall consult with one another prior to the disclosure of any such information.

        Section 6.5    Notices of Certain Events. Each of the Parent, on the one hand and the Company, on the other hand, shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice of other communication from any Governmental Authority in connection with the Merger or any party's filings under the Exchange Act; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Parent or the Company or their respective Subsidiaries that relate to the consummation of the Merger. Each of the Parent and the Company will use commercially reasonable efforts to promptly notify the other if, in the course of such party's investigations with respect to the other and the other's Affiliates, such party obtains knowledge that any representation or warranty of the other is, or is reasonably expected to be, untrue or inaccurate so as to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

        Section 6.6    Consents and Approvals; Fulfillment of Conditions; Cooperation.

          (a)   The Company and the Parent will use their reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, (ii) obtain from any Governmental Authority or any other Persons any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Merger, (iii) to obtain all other consents necessary or advisable in connection with the transactions contemplated by this Agreement, (iv) as promptly as practicable, make all necessary material filings, and thereafter make any other required material submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable Law and (v) to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with and fulfilled by them prior to or at the Effective Time.

          (b)   The Company and the Parent shall (i) cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and (ii) use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus) in connection with the transactions contemplated by this Agreement.

          (c)   Prior to the Effective Time, the Parent shall use commercially reasonable efforts to cause the Parent Convertible Notes to be subordinated to any bank debt the Parent may incur in connection with the transaction contemplated hereby (including as a result of the assumption or guaranty of the Company's obligations), provided nothing in this covenant shall imply that subordination is a condition to consummation of the Merger. The Parent shall not pay any fees for a consent to subordination without the prior written consent of the Company.

        Section 6.7    Proxy Statement; Stockholders Meeting.

          (a)   As promptly as practicable after the execution of this Agreement, the Parent shall prepare and file with the SEC a preliminary proxy statement (the "Preliminary Proxy Statement") relating to the required approval by or meeting of the Parent's stockholders at the Parent Stockholders' Meeting. The Company and its counsel shall be given reasonable opportunity to review and comment on the Preliminary Proxy Statement (including all amendments and supplements thereto) prior to the filing thereof with the SEC. The Parent shall use its commercially reasonable efforts to obtain and furnish the information required to be included in the Preliminary Proxy Statement; and the Parent shall respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement. As promptly as practicable after approval of the Preliminary Proxy Statement by the SEC, the Parent shall cause the Preliminary Proxy Statement to be finalized and mailed with a proxy to the Parent's stockholders. The Preliminary Proxy Statement, as approved by the SEC and at the time it is initially mailed to the Parent's stockholders together with all duly filed amendments or revisions made thereto, if any, similarly mailed shall be referred to as the "Proxy Statement."

          (b)   Subject to Section 6.8, the Parent, acting through the Parent Board, shall, in accordance with applicable Law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Stockholders' Meeting"), as soon as practicable after the Parent has responded to all SEC comments with respect to the Preliminary Proxy Statement. Notice of the Parent Stockholders' Meeting shall be mailed to the stockholders of the Parent along with the Proxy Statement.

          (c)   The Proxy Statement will not, at the date mailed to the Parent's stockholders and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply in all material respects with the provisions of the Exchange Act.

          (d)   The Company shall promptly furnish to the Parent all information concerning the Company and its Subsidiaries and the LLC Member that may be required or reasonably requested in connection with any action contemplated by this Section 6.7. None of the information furnished to the Parent in writing by the Company expressly for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Parent or at the time of the Parent Stockholders' Meeting (or any adjournment or postponement thereof) shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        Section 6.8    Acquisition Proposals; Board Recommendation.

          (a)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, except as otherwise expressly set forth in this Agreement, neither the Parent nor the Company nor any of their respective Subsidiaries shall (and each shall cause their respective officers, directors, employees, financial advisors, investment bankers, attorneys, accountants or other agents or representatives (collectively, the "Representatives"), not to), directly or indirectly, (i) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or relating to an Acquisition Proposal, (ii) conduct any discussions, enter into any negotiations, agreements, understandings or transactions, or provide any information to any Person (other than to the other party hereto and its Representatives) with respect to or relating to an Acquisition Proposal or (iii) provide any non-public financial or other confidential or proprietary information regarding it or any of its Subsidiaries (other than to the other party hereto and its Representatives). Notwithstanding anything to the contrary contained in this Section 6.8 or any other provision of this Agreement, nothing herein shall prohibit the Parent or the Parent Board from (i) taking and disclosing to the Parent's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (provided, that such tender or exchange offer was not solicited, encouraged, discussed, or continued in contravention of this Agreement and provided, further, that discussions with respect thereto were not required to cease or be terminated pursuant to this Section 6.8), or (ii) making such disclosure to the Parent's stockholders where the Parent Board determines in good faith, after having consulted with outside legal counsel, that failure to make such disclosure would violate its fiduciary duties to its stockholders under applicable Law, provided, in each case, that the Parent may not, except as permitted by Section 6.8(c) of this Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

          (b)   Each party shall (i) immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and (ii) take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.8. Notwithstanding the foregoing, prior to the approval by the stockholders of the Parent or the members of the LLC Member of the Merger, each party may furnish information concerning its business, properties or assets to any Person or group of Persons pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement), and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

            (x)   such Person or group of Persons has, on an unsolicited basis, submitted a bona fide Acquisition Proposal in writing to the Parent Board or the Company Board, as applicable, which such Board determines in good faith, consistent with advice of its financial advisors, (i) is capable of being and likely to be funded on the disclosed terms and (ii) is likely to be consummated in accordance with its terms; and

            (y)   the Parent Board or the Company Board, as applicable, determines in good faith that the failure to take such action could reasonably be expected to violate its fiduciary duties to its stockholders or members, as applicable, under applicable Law after having consulted with its outside legal counsel, its financial advisor or another investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Merger for its stockholders or members, as applicable.

  A party that receives an Acquisition Proposal will immediately notify the other party of the existence of any proposal, discussion, negotiation or inquiry in respect of an Acquisition Proposal, and will immediately communicate to the other party the material terms of any proposal, discussion, negotiation or inquiry which it, any of its Subsidiaries or any of their respective Representatives may receive and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation, and shall promptly (but not later than 24 hours) communicate to the other party the status and details of such proposal, discussion or inquiry. The party considering an Acquisition Proposal will keep the other party fully informed, on a current basis, of the status and terms of any due diligence inquiry and related discussions in respect of an Acquisition Proposal, and will simultaneously provide to the other party any non-public information concerning it provided to any third party which was not previously provided to the other party.

          (c)   Except as set forth below in this Section 6.8(c), neither the Parent Board, the Company Board nor any committee of such Board thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to the other party, the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval or recommendation of, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the approval by the stockholders of the Parent or the members of the LLC Member of the Merger, each of the Parent Board and the Company Board may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth (5th) Business Day following the receipt by the other party of written notice from the party who so desires to pursue such Superior Proposal advising the other party that such Board has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if such party desiring to pursue the Superior Proposal shall have caused its financial and legal advisors to negotiate in good faith with the other party to make such adjustments in the terms and conditions set forth of this Agreement as would enable the other party to proceed with the transactions contemplated hereby on such adjusted terms. Nothing in this Agreement shall permit either the Parent or the Company to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses in the event the other party makes a proposal in response to such Superior Proposal. Neither the Parent nor the Company shall be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 9.1 of this Agreement and such party has paid all amounts due to the other party pursuant to Section 9.2 of this Agreement.

        Section 6.9    ASE Listing. The Parent agrees to use reasonable best efforts to continue the listing of Parent Common Stock on the American Stock Exchange through the Pre-Closing Period.

        Section 6.10    Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to the Company and the Parent. The Company and the Parent will consult with one another and provide the other with the opportunity to review any proposed press release or statement before issuing any such press release or statement or otherwise making any public statements in respect of the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation and review, except as, in the case of the Parent, as may be required by any applicable law or by obligations pursuant to the requirements of any national securities exchange, as determined by the Parent, in consultation with legal counsel.

        Section 6.11    Registration Rights Agreement. On or prior to the date of Closing, the Parent, the LLC Member, the EPP Participants and the Existing Shareholders shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement").

ARTICLE 7
ADDITIONAL COVENANTS OF THE PARTIES

        Section 7.1    Tax Matters.

          (a)   Tax Returns. The LLC Member shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns which the Company or any of its Subsidiaries is required to file for any taxable period ending on or prior to the Effective Time. The Parent shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns which the Surviving Entity is required to file for any taxable period ending after the Effective Time.

          (b)   Proceedings. The LLC Member shall have the right to represent the interests of the Company and its Subsidiaries in any Tax audit or administrative or court proceeding relating to Tax Returns for periods ending on or before the Effective Time with respect to which the LLC Member is liable for Taxes as a result of its ownership of the Company prior to the Closing; provided, that the LLC Member shall be responsible for all costs and expenses, including, but not limited to, legal costs relating to such representation. Notwithstanding the foregoing, the Parent shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of the Parent, any of its Affiliates, or the Company or any of its Subsidiaries for any period ending after the Effective Time, and to employ counsel of the Parent's choice at its own expense for purposes of such participation. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, the LLC Member shall not agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability with respect to the Company or any of its Subsidiaries, to the extent that any such compromise, settlement, consent or agreement will result in a material Tax liability to the Parent on a consolidated basis.

          (c)   No Increased Tax Liability. Except as required by action of applicable Taxing Authority, none of the Parent nor any Affiliate of the Parent shall, or shall cause or permit the Surviving Entity or any of its Subsidiaries to, (i) take any action, which could increase the LLC Member's liability for Taxes or (ii) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Surviving Entity or any of its Subsidiaries with respect to any taxable year or period ending on or prior to the Closing without the prior written consent of the LLC Member, which consent may be withheld in the LLC Member's sole and absolute discretion.

          (d)   Income Tax Liability of LLC Member. For the avoidance of doubt, the LLC Member shall be responsible for and shall pay or cause to be paid all income Taxes of the LLC Member, including without limitation, any income Taxes of the LLC Member prior to the Effective Date derived from income generated by the Company during such periods in which the Company was a pass-through entity for federal income tax purposes.

          (e)   Notice of Audits. The Parent shall notify the LLC Member in writing within five (5) days of receipt by the Parent, any Affiliate of the Parent, the Surviving Entity or any of its Subsidiaries of any notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company or any of its Subsidiaries, in each case for periods ending on or before the Closing.

        Section 7.2    Indemnification of Officers and Directors.

          (a)   Following the Closing, the Parent shall not, and shall cause the Surviving Entity not to, make any changes to its or its Subsidiaries' respective certificates of incorporation, bylaws, operating agreements or similar organizational documents or to any agreements that would adversely affect the rights of Persons who are currently or were officers or directors of the Company or the Subsidiaries to claim indemnification from such entity under the terms of such certificate of incorporation, bylaws, operating agreements, similar organizational documents or agreements as in effect on the date hereof for acts taken prior to the Closing or alter or modify the provisions of such certificate of incorporation, bylaws, operating agreements or similar organizational documents relating to exculpation of directors and officers.

          (b)   From and after the Effective Time, the Parent shall, and shall cause the Surviving Entity to, fulfill and honor in all respects all rights to indemnification, expense advancement and exculpation from liabilities for acts or omissions occurring at and/or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries as provided in any indemnification provisions under the Company's or such Subsidiaries' respective certificates of formation, limited liability company operating agreements or similar organizational documents, or under applicable Law and any indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Merger and shall be assumed in all respects by and will be fulfilled and honored by the Surviving Entity and guaranteed by the Parent and shall continue in full force and effect, without amendment, for at least three years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing, (i) the Parent and/or the Surviving Entity shall pay any expenses of any indemnified Person under this Section 7.2(b) in accordance with the terms of such agreements or organizational documents and (ii) the Parent shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of the Company and its Subsidiaries who become directors or officers of the Parent or the Surviving Entity will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Parent.

          (c)   For a period of three (3) years after the Effective Time, the Parent shall maintain in effect directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy. In the event that any claim or claims are asserted or made within such six-year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims.

          (d)   On the date of Closing, the Parent shall enter into indemnification agreements with persons who will be directors or officers of the Parent after the Effective Time (the "Continuing Directors and Officers"), on terms no less favorable to such Continuing Directors and Officers as the agreements then in force between the Parent and its officers or directors, or, if none are then in force, containing customary terms.

          (e)   The provisions of this Section 7.2 are intended to be for the benefit of, and will be enforceable by, as applicable, each director and officer of the Company and each Subsidiary, each Insured Party and each Continuing Director and Officer, and the heirs and representatives of such persons. The Parent shall not cause or permit the Surviving Entity or any of its Subsidiaries to merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless the Surviving Entity ensures that the acquiring or surviving entity covenants to assume the obligations imposed by this Section 7.2.

        Section 7.3    Employee Benefits.

          (a)   Prior to the Effective Time, the Parent and the Company shall agree upon a transition plan whereby the employees of the Parent and its Subsidiaries will receive from the Surviving Entity and its Subsidiaries, compensation and benefits substantially comparable in the aggregate to the compensation and benefits provided by the Parent and its Subsidiaries immediately prior to the Effective Time. In furtherance of the foregoing, the Parent, the Surviving Entity or any of its Subsidiaries shall provide for continuation of health insurance, 401(k) defined contribution and cafeteria plan benefits for those persons participating in the plans of the Parent and its Subsidiaries immediately prior to the Effective Time, or shall provide substantially comparable benefits. Each party will bear its own expenses in connection with the performance of the agreed upon transition plan.

          (b)   At the Closing, in satisfaction of the obligations of MPC Computers, LLC under the Equity Participation Plan and the employment agreements between MPC Computers, LLC and each of Michael Adkins and Adam Lerner, the Parent shall grant the number of shares of Parent Common Stock and Parent Options, as shall determined by the LLC Member, required to be issued to the EPP Participants under the Equity Participation Plan and required to be issued to Michael Adkins and Adam Lerner in accordance with their employment agreements (the "EPP Amount"). The Parent shall take all actions necessary to effectuate the foregoing, including, without limitation (i) amending its existing stock plans in substantially the form attached hereto as Exhibit D (the "Amendment to Existing Stock Plans") to (A) increase the number of shares of Parent Common Stock and Parent Options issuable thereunder and (B) adopt a form of restricted stock agreement and restricted option agreement to be entered into among the Parent and the EPP Participants reasonably acceptable to LLC Member, having the same vesting and other material provisions as are incorporated in the Equity Participation Plan and (ii) all actions reasonably requested by the Company to cause the shares of Parent Common Stock and Parent Options issued to the EPP Participants, Mr. Adams and Mr. Lerner, pursuant to this Section 7.3(b) to be issued in accordance with federal and state securities laws and to have such shares listed on the American Stock Exchange.

        Section 7.4    Approval by Members of the LLC Member. Within forty-five (45) days of the date hereof, the LLC Member shall take all requisite action under the LLC Act and its limited liability company operating agreement to seek the approval by its members of the terms of this Agreement, the Merger and the Certificate of Merger.

        Section 7.5    Termination of Management Agreement. The Management Agreement shall be terminated as of the Effective Time and all accrued but unpaid obligations since January 1, 2005 shall be terminated and released. Additionally, the Company shall not pay any fees dues under the Management Agreement between the date of this Agreement and the Effective Time.

        Section 7.6    Execution of Reseller Agreement. Effective as of the date hereof, MPC Computers, LLC and the Parent shall have entered into the Reseller Agreement. The first $750,000 of license revenues obtained by MPC Computers pursuant to the Reseller Agreement, within one year of the termination date, shall pay a 100% commission to MPC Computers.

ARTICLE 8
CONDITIONS TO CLOSING

        Section 8.1    Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Effective Time of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)   Stockholder Approval; Member Approval; Governmental Authority Approvals. The Agreement, the Merger and the Certificate of Merger, shall have received Stockholder Approval and Member Approval. An amendment to the Parent's Articles of Incorporation authorizing shares of Common Stock sufficient to complete the Merger and the Amendment to Parent's Existing Stock Plans shall have received Stockholder Approval. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority, the failure of which to file, obtain or occur is reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, have been filed, been obtained or occurred.

          (b)   No Injunctions. No Governmental Authority or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c)   Parent Common Stock. The shares of Parent Common Stock issuable to the LLC Member and the EPP Participants shall have been authorized for listing on the American Stock Exchange, upon official notice of issuance.

          (d)   Consents. Those consents identified on Schedule 8.1(d) shall have been obtained or waived by the parties hereto.

        Section 8.2    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the Company:

          (a)   Representations and Warranties. The representations and warranties of the Parent contained in Article 4 in this Agreement shall be true and correct (without giving effect to any Material Adverse Effect or materiality qualifiers therein) as of the Effective Time with the same effect as though such representations and warranties were made at and as of the Effective Time (unless such representation speaks as of an earlier date, in which case it shall be true and correct as of such date), except to the extent that all such failures of the representations and warranties to be true and correct, considered collectively, could not reasonably be expected to have a Parent Material Adverse Effect or adversely affect the ability of the Parent to consummate the transactions contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer and the Chief Financial Officer of the Parent to such effect.

          (b)   Performance of Obligations of the Parent and the Merger Sub. Each of the Parent and the Merger Sub shall have performed or complied in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; provided, however, that the Parent's obligations in Sections 6.2(d) and (e) shall be complied with in all respects; and the Company shall have received a certificate signed on behalf of the Parent and the Merger Sub by the Chief Executive Officer and the Chief Financial Officer of the Parent and the Merger Sub to such effect.

          (c)   Legal Opinion. The Company shall have received a legal opinion from the Parent's legal counsel, Perkins Coie LLP, substantially in the form attached hereto as Exhibit E.

          (d)   Registration Rights Agreement. The Company shall have received an executed counterpart signature page from the Parent and all of the other parties to the Registration Rights Agreement.

          (e)   Issuance of Consideration to EPP Participants. All shares of Parent Common Stock and Parent Options issuable to the EPP Participants pursuant to Section 7.2(b) shall have been issued.

          (f)    Amendment to Existing Stock Plans. The Parent shall have adopted, and shall have had approved by its stockholders, the Amendment to Existing Stock Plans.

          (g)   Good Standing Certificates. The Company shall have received a certificate issued by the Secretary of State of the state in which the Parent and its Subsidiaries were organized as to their good standing.

          (h)   Director and Officer Resignations. The Company shall have received the resignations of all of the directors and officers of the Parent and the Company set forth on Exhibit F.

          (i)    Minimum Cash; Net Working Capital. The Parent shall have: (i) if the Effective Time occurs on or before July 31, 2005, cash in the amount of $3,500,000 or more and Net Working Capital of $3,000,000 or more, and (ii) if the Effective Time occurs August 1, 2005 or later, the requirement shall be reduced each day so that the Parent would be required to have (i) cash of at least $3,500,000 less ($16,667 multiplied by the number of days after July 31) and (ii) Net Working Capital of at least $3,000,000 less ($16,667 multiplied by the number of days after July 31).

          (j)    Amendment to Parent By-Laws, Election of Directors. The Parent shall have amended its by-laws or taken such other necessary corporate actions to provide for a board of directors composed of seven members, and the Parent shall have taken all actions necessary to have appointed to its board of directors three (3) individuals designated by the LLC Member.

          (k)   Opinion of Auditors. The Parent shall delivered to the Company an unqualified audit opinion, prepared in accordance with generally accepted auditing standards, of Ehrhardt Keefe Steiner & Hottman PC, which opinion shall, except as disclosed in Schedule 4.6(b), provide that the Parent Financial Statements, present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP.

        Section 8.3    Additional Conditions to Obligations of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

          (a)   Representations and Warranties. The representations and warranties of the Company and the LLC Member contained in Articles 3 and 5 in this Agreement shall be true and correct (without giving effect to any Material Adverse Effect or materiality qualifiers therein) as of the Effective Time with the same effect as though such representations and warranties were made at and as of the Effective Time (unless such representation speaks as of an earlier date, in which case it shall be true and correct as of such date), except to the extent that all such failures of the representations and warranties to be true and correct, considered collectively, could not reasonably be expected to have a Company Material Adverse Effect or adversely affect the ability of the Company or the LLC Member to consummate the transactions contemplated by this Agreement; and the Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company and by an officer of the LLC Member to such effect.

          (b)   Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and the Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)   Legal Opinion. The Parent shall have received a legal opinion from the Company's legal counsel, Bingham McCutchen LLP, substantially in the form attached hereto as Exhibit G and, addressed to the Parent, the same legal opinion of Perkins Coie LLP as is delivered to the Company at the Closing.

          (d)   Good Standing Certificates. The Parent shall have received a certificate issued by the Secretary of State of the state in which the Company and its Subsidiaries were organized as to their good standing.

          (e)   Registration Rights Agreement. The Parent shall have received an executed counterpart signature page from the LLC Member and the EPP Participants to the Registration Rights Agreement.

          (f)    Opinion of Auditors. The Company shall have delivered to the Parent an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized national standing, which opinion shall provide that the consolidated financial statements of the Company for the 53-week fiscal year ended January 1, 2005, present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP.

          (g)   Exchange of Foothill Warrants. Prior to the Effective Time, warrants to acquire limited liability company membership units of MPC Computers, LLC held by Wells Fargo Foothill shall have been exchanged for warrants to acquire limited liability company membership units of the Company.

ARTICLE 9
TERMINATION

        Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Parent):

          (a)   by mutual written consent of the Parent and the Company;

          (b)   by either the Company or the Parent, if

            (i)    the Merger has not been consummated on or before September 30, 2005; or

            (ii)   there shall be (A) any statute, rule or regulation enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger or otherwise prohibits the transactions contemplated hereby or (B) any Order in effect precluding the Company, the Merger Sub or the Parent from consummating the Merger is entered and such Order shall have become final and nonappealable;

          (c)   by the Company, if

            (i)    the Parent Board shall have (A) failed to recommend or shall have withdrawn, or modified in a manner adverse to the Company, its approval or recommendation of this Agreement or the Merger, (B) approved or recommended a Superior Proposal, or (C) resolved to do any of the foregoing;

            (ii)   the Parent shall have entered into, or publicly announced its intention to enter into a definitive agreement or an agreement in principle with respect to a Superior Proposal;

            (iii)  this Agreement shall not have been approved and adopted in accordance with the CBCA by the Parent's stockholders prior to the date set forth in clause (b)(i) of this Section 9.1;

            (iv)  there has been a breach by the Parent or the Merger Sub of any representation, warranty, covenant or agreement on its part contained in this Agreement which gives rise to a failure of a condition set forth in Sections 8.1 or 8.2 and which such party fails to cure within ten (10) Business Days after written notice thereof is given by the Company (except no cure period shall be provided for a breach which by its nature cannot be cured); or

            (v)   the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an agreement concerning a Superior Proposal; provided, however, that (A) the Company shall have complied with Section 6.8, (B) the Company shall have given the Parent at least five (5) Business Days prior written notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (C) during such five (5) Business Days or greater period, the Company engages in good faith negotiations with the Parent with respect to such changes as the Parent may propose to the terms of the Merger and this Agreement, (D) the Parent does not make prior to such termination of this Agreement a definitive, binding offer which the Company Board determines, in good faith consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal, and (E) the Company, upon the earlier to occur of the consummation or termination of the transaction contemplated by the Superior Proposal, pays to the Parent in immediately available funds the fee required to be paid by it pursuant to Section 9.2(b);

          (d)   by the Parent, if

            (i)    the Company Board shall have (A) failed to recommend or shall have withdrawn, or modified in a manner adverse to the Parent, its approval or recommendation of this Agreement or the Merger, (B) approved or recommended a Superior Proposal, or (C) resolved to do any of the foregoing;

            (ii)   the Company shall have entered into, or publicly announced its intention to enter into a definitive agreement or an agreement in principle with respect to a Superior Proposal;

            (iii)  this Agreement shall not have been approved and adopted in accordance with the LLC Act by the members of the Company prior to the date set forth in Section 7.4;

            (iv)  there has been a breach by the Company of any representation, warranty, covenant or agreement on its part contained in this Agreement which gives rise to a failure of a condition set forth in Sections 8.1 or 8.3 and which such party fails to cure within ten (10) Business Days after written notice thereof is given by the Parent (except no cure period shall be provided for a breach which by its nature cannot be cured); or

            (v)   the Parent Board authorizes the Parent, subject to complying with the terms of this Agreement, to enter into an agreement concerning a Superior Proposal; provided, however, that (A) the Parent shall have complied with Section 6.8, (B) the Parent shall have given the Company at least five (5) Business Days prior written notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (C) during such five (5) Business Days or greater period, the Parent engages in good faith negotiations with the Company with respect to such changes as the Company may propose to the terms of the Merger and this Agreement, (D) the Company does not make prior to such termination of this Agreement a definitive, binding offer which the Parent Board determines, in good faith consultation with its financial advisors, is at least as favorable to the stockholders of the Parent as the Superior Proposal, and (E) the Parent, upon the earlier to occur of the consummation or termination of the transaction contemplated by the Superior Proposal, pays to the Company in immediately available funds the fee required to be paid by it pursuant to Section 9.2(b).

Any termination pursuant to Section 9.1(a) shall be effected by a written instrument signed by the Parent and the Company, and any other termination pursuant to Section 9.1 shall be effected by written notice from the party or parties so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

        Section 9.2    Effect of Termination.

          (a)   General. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall become void and of no further force or effect with no Liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except for this Section 9.2, the second sentence of Section 6.8(b) (Acquisition Proposals; Board Recommendation), Section 6.4 (Confidentiality), Section 6.10 (Publicity), Section 10.5 (Expenses), Section 10.8 (Governing Law) and Section 10.10 (Waiver of Jury Trial), each of which shall survive the termination of this Agreement; provided, however, that the Liability of any party for any breach by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement.

          (b)   Termination Fees and Expense Reimbursement.

            (i)    Fees payable by the Parent.

              (A)  In the event that (I) the Company terminates this Agreement pursuant to Section 9.1(c)(i) or (ii) or (II) the Parent terminates this Agreement pursuant to Section 9.1(d)(v), the Parent shall pay to the Company a termination fee in the amount of $500,000 (the "Company Termination Fee") plus reimbursement for all actual, reasonable fees and expenses of the Company (including, without limitation, expenses payable to all banks, investment banking firms and other financial institutions (which shall include, without limitation, fees and expenses of such banks', firms' and institutions' legal counsel), and all actual, reasonable fees and expenses of counsel, accountants, financial printers, experts and consultants to the Company and its Affiliates), whether incurred prior to, on or after the date hereof, in connection with the transactions contemplated hereby including finance related expenses, up to a maximum of $325,000 (the "Company Expense Reimbursement").

              (B)  In the event (I) that (x) the Company terminates this Agreement pursuant to Section 9.1(c)(iii) or 9.1(c)(iv) or (y) the Parent breaches any of the provisions of Section 6.8 and (II) thereafter, within eighteen (18) months of the date of such termination, the Parent enters into a definitive agreement with respect to, publicly announces its intention to enter into a definitive agreement or an agreement in principle with respect to, or consummates an Acquisition Proposal, the Parent shall pay to the Company, upon consummation of such transaction, the Company Termination Fee plus the Company Expense Reimbursement; provided, however, that this Section 9.2(b)(i)(B) shall not apply if the Parent enters into any transaction solely for the purpose of acquiring other businesses, product lines, assets or technologies that are complimentary to the Parent's business and issues capital stock in connection therewith, so long as no person party who is a party to a voting agreement has any Parent Common Stock converted to cash or other securities in such a transaction.

            (ii)   Fees payable by the Company.

              (A)  In the event that (I) the Parent terminates this Agreement pursuant to Section 9.1(d)(i), 9.1(d)(ii) or 9.1(d)(iii) or (II) the Company terminates this Agreement pursuant to Section 9.1(c)(v), the Company shall pay to the Parent the Parent Termination Fee.

              (B)  In the event (I) that (x) the Parent terminates this Agreement pursuant to 9.1(d)(iv) or (y) the Company breaches any of the provisions of Section 6.8 and (II) thereafter, within eighteen (18) months of the date of such termination, the Company enters into a definitive agreement with respect to, publicly announces its intention to enter into a definitive agreement or an agreement in principle with respect to, or consummates an Acquisition Proposal, the Company shall pay to the Parent, upon consummation of such transaction, the Parent Termination Fee.

            (iii)  All payments required to made pursuant to this Section 9.2(b) shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such amounts. Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement. Accordingly, if a party fails promptly to pay the amounts due pursuant to this Section 9.2(b), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the terminating party for the fees and expenses set forth herein, the non-prevailing party will pay to the prevailing party its reasonable fees and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest thereon at the legal rate determined by the court rendering such judgment.

ARTICLE 10
MISCELLANEOUS

        Section 10.1    Survival. The representations, warranties and covenants set forth herein or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement, except that (i) the Confidentiality Agreement and Section 6.4 shall survive the execution and any termination of this Agreement, and (ii) the provisions of Article 2 and Article 7 shall survive the Closing, (iii) Section 9.2 shall survive any termination of this Agreement, and (iv) the provisions of Article 10 shall survive the Closing and any termination of this Agreement.

        Section 10.2    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including fax, telecopy or similar writing) and shall be given,

if to the Parent
or Merger Sub, to:	HyperSpace Communications, Inc. 8480 East Orchard Road, Suite 6600 Greenwood Village, CO 80111 Telephone: (303) 566-6500 Facsimile: (303) 566-6514 Attention: Chairman
with a copy to:	Perkins Coie LLP 1899 Wynkoop, Suite 700 Denver, Colorado 80202 Telephone: (303) 291-2300 Facsimile: (303) 291-2400 Attention: Donald Salcito
if to the Company:	c/o Gores Technology Group 6260 Lookout Road Boulder, CO 80301 Telephone: (303) 531-3100 Facsimile: (303) 531-3200 Attention: Chief Financial Officer
c/o Gores Technology Group 10877 Wilshire Boulevard, 18th Floor Los Angeles, CA 90024 Telephone: (310) 209-3010 Facsimile: (310) 443-2149 Attention: General Counsel
with copies to:	Bingham McCutchen LLP 355 South Grand Avenue, Suite 4400 Los Angeles, CA 90071 Telephone: (213) 680-6400 Facsimile: (213) 680-6499 Attention: Thomas A. Waldman

or to such other address or fax or telecopy number as such party may hereafter specify for the purpose by notice given to the other parties in accordance with this Section 10.2. Each such notice, request or other communication shall be effective (a) if given by fax or telecopy, when such fax or telecopy is transmitted to the fax or telecopy number specified in this Section and the appropriate fax or telecopy confirmation is received (b) if by overnight delivery service, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

        Section 10.3    Entire Agreement. This Agreement together with the Annexes, Schedules and Exhibits attached hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter.

        Section 10.4    Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parent and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 10.5    Expenses. Except as set forth in Section 9.2(b), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that upon consummation of the transactions contemplated hereby any expenses of the Company and its Subsidiaries shall be paid by the Surviving Entity.

        Section 10.6    Dollar Amounts. All dollar amounts in this Agreement refer to United States Dollars.

        Section 10.7    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

        Section 10.8    Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

        Section 10.9    Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the central District of California or the State of Colorado in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the Central District of California or the State of Colorado.

        Section 10.10    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 10.11    No Third-Party Beneficiaries. Except as provided in Section 7.2, no provision is intended to benefit any Person other than the signatories to this Agreement nor shall any such provision be enforceable by any other Person.

        Section 10.12    Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 10.13    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Central District of California or the State of Colorado, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 10.14    Interpretation; Headings; Terms. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. Unless otherwise specified in a specific instance, the word day means a calendar day.

        Section 10.15    Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

THE PARENT:	HYPERSPACE COMMUNICATIONS, INC., a Colorado corporation
	By:	/s/ JOHN P. YEROS Name: John P. Yeros Title: Chairman
THE MERGER SUB:	SPUD ACQUISITION CORP., a Delaware corporation
	By:	/s/ JOHN P. YEROS Name: John P. Yeros Title: Chairman
THE COMPANY:	GTG PC HOLDINGS, LLC, a Delaware limited liability company
	by:	GTG-Micron Holding Company, LLC, its Manager
	By:	/s/ ERIC R. HATTLER Name: Eric R. Hattler Title: Vice President
THE LLC MEMBER:	GTG-MICRON HOLDING COMPANY, LLC, a Delaware limited liability company
	By:	/s/ ERIC R. HATTLER Name: Eric R. Hattler Title: Vice President

ANNEX I
TABLE OF DEFINITIONS

        For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below. Such terms are equally applicable to both the singular and plural forms of the terms defined.

        "Acquisition Proposal" means any bona fide offer or proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such Person or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

        "Affiliate" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of any natural Person (or spouse, parent, sibling or descendant of any director or executive officer of such natural Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

        "Additional Merger Consideration" is defined in Section 2.3(a).

        "Agreement" is defined in the caption to this Agreement.

        "Amendment to Existing Stock Plans" is defined in Section 7.3(b).

        "Blue Sky Filings" is defined in Section 6.7(a).

        "Business Day" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

        "CBCA" is defined in the Recitals to this Agreement.

        "Certificate of Merger" is defined in Section 1.3.

        "Closing" is defined in Section 1.2.

        "Code" is defined in Section 3.6(c).

        "Company" is defined in the caption to this Agreement.

        "Company Audited Financial Statements" is defined in Section 3.6(a).

        "Company Board" means the board of managers of the Company.

        "Company Disclosure Schedules" means the Schedules to the representations and warranties of the Company contained in Article 3.

        "Company Expense Reimbursement" is defined in Section 9.2(b)(i)(A).

        "Company Financial Statements" is defined in Section 3.6(a).

        "Company Foreign Plan" is defined in Section 3.15(f).

        "Company Material Adverse Effect" means any change, effect, circumstance or event that is, or could reasonably be expected to be, materially adverse to the financial condition, results of operations, properties or assets of the Company and its Subsidiaries, taken as a whole, other than as a result of (i) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (ii) changes, conditions or events that are generally applicable to the industry in which the Company operates or the United States economy in general; (iii) the announcement of this Agreement and the transactions contemplated hereby or (iv) any action or omission of the Company and its Subsidiaries prior to the Effective Time contemplated by this Agreement or taken with the prior written consent or at the written request of the Parent.

        "Company Material Customers and Suppliers" is defined in Section 3.23.

        "Company Real Property" is defined in Section 3.10(a).

        "Company Termination Fee" is defined in Section 9.2(b)(i)(A).

        "Company Unaudited Financial Statements" is defined in Section 3.6(a).

        "Confidentiality Agreement" is defined in Section 6.4.

        "Constituent Entity" is defined in Section 1.1.

        "Continuing Directors and Officers" is defined in Section 7.2(d).

        "Contracts" means contracts, commitments, real and personal property leases and other written or oral agreements and agreements arising from a course of conduct used in, necessary for or relating to the business of any party hereto and its Subsidiaries.

        "Delaware Secretary of State" is defined in Section 1.3.

        "DGCL" is defined in the Recitals to this Agreement.

        "Effective Time" is defined in Section 1.3.

        "Environmental Law" means any law now in effect and any administrative or otherwise binding interpretation thereof, including any administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws for the operation of the Company's and its Subsidiaries' respective businesses.

        "EPP Amount" is defined in Section 7.3(b).

        "EPP Participant" means each of the individuals who were as of the Effective Time, participants in the Equity Participation Plan, as set forth on Schedule 7.3(b).

        "Equity Participation Plan" means the MicronPC, LLC 2002 Equity Participation and Retention Plan, effective January 15, 2002.

        "ERISA" is defined in Section 3.15(a).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Agent" is defined in Section 2.2(a).

        "Existing Shareholders" shall mean (i) each of John P. Yeros, Mark J. Endry, Mark A. Pougnet, James M. Gumina, David E. Girard, BlueStreak 4, LLC and Kent Swanson, (ii) any members, partners, shareholders or former members, partners or shareholders of any of the parties listed in (i) to which Parent Common Stock has been issued as a dividend or other distribution, and (iii) any successors or assigns of the parties listed in (i) and (ii) above.

        "GAAP" means generally accepted accounting principles applied in the United States.

        "Governmental Authority" means any federal, state, local or foreign governmental body, agency, official or authority.

        "Hazardous Materials" means (i) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, and (ii) any other chemicals, materials or substances defined or regulated as "hazardous" or "toxic" or words of similar import, under any applicable Environmental Law.

        "Initial Merger Consideration" is defined in Section 2.1(a)(i).

        "Insured Parties" is defined in Section 7.2(c).

        "Issued Parent Common Stock" is defined in Section 2.1(a)(i).

        "Issued Parent Warrants" is defined in Section 2.1(a)(i).

        "Knowledge of the Company" means the actual knowledge of the executive officers of the Company.

        "Knowledge of the Parent" means the actual knowledge of the executive officers of the Parent.

        "Latest Company Balance Sheet Date" is defined in Section 3.7.

        "Latest Parent Balance Sheet Date" is defined in Section 4.7.

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

        "Lien" means, with respect to any asset, any mortgage, charge, lien, pledge, security interest, claim, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever.

        "LLC Act" is defined in the Recitals to this Agreement.

        "LLC Interests" means the sum of (1) the number of Units and (2) the number of limited liability company membership units of the Company issued the Wells Fargo Foothill pursuant to Section 8.3(g) hereof.

        "LLC Member" is defined in the caption to this Agreement.

        "Management Agreement" means the management agreement by and among the Company and its Subsidiaries and Gores Technology Group, LLC.

        "Material Company Contracts" is defined in Section 3.9(a).

        "Member Approval" means the approval by the members of the LLC Member of this Agreement, the Merger and the Certificate of Merger in accordance with applicable Law.

        "Merger" is defined in the Recitals to this Agreement.

        "Merger Consideration" is defined in Section 2.3(b).

        "Merger Sub" is defined in the caption to this Agreement.

        "Merger Sub Share" is defined in Section 5.4.

        "Net Working Capital" means the current assets of the Parent and its Subsidiaries less the current liabilities (excluding for purposes of current liabilities the Parent Convertible Notes) of the Company and its Subsidiaries, in each case calculated and determined in accordance with GAAP.

        "Parent" is defined in the caption to this Agreement.

        "Parent Board" means the board of directors of the Parent.

        "Parent Common Stock" is defined in the Recitals to this Agreement.

        "Parent Contracts" is defined in Section 4.9(a).

        "Parent Convertible Notes" means the Parent's convertible notes due April 1, 2009.

        "Parent Disclosure Schedules" means the Schedules to the representations and warranties of the Parent contained in Article 4.

        "Parent Financial Statements" is defined in Section 4.6(b).

        "Parent Material Adverse Effect" means any change, effect, circumstance or event that is, or could reasonably be expected to be, materially adverse to the financial condition, results of operations, properties or assets of the Parent and its Subsidiaries (including the Merger Sub), taken as a whole, other than as a result of (i) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States, (ii) changes, conditions or events that are generally applicable to the industry in which the Parent operates or the United States economy in general; (iii) the announcement of this Agreement and the transactions contemplated hereby or (iv) any action or omission of the Parent and its Subsidiaries prior to the Effective Time contemplated by this Agreement or taken with the prior written consent or at the written request of the Company.

        "Parent Options" is defined in Section 4.4.

        "Parent Preferred Stock" is defined in Section 4.4.

        "Parent Real Property" is defined in Section 4.10(a).

        "Parent SEC Documents" shall mean each report, registration statement and definitive proxy statement filed by the Parent with the SEC since May 12, 2004.

        "Parent Shares" is defined in Section 4.4.

        "Parent Stockholders' Meeting" is defined in Section 6.7(a).

        "Parent Termination Fee" means (i) in the event this Agreement is terminated in accordance with Section 9.2(b)(ii) within the first three weeks after the date hereof, $1,500,000, (ii) in the event this Agreement is terminated in accordance with Section 9.2(b)(ii) within the fourth or fifth week after the date hereof, $2,500,000 and (iii) in the event this Agreement is terminated in accordance with Section 9.2(b)(ii) within the sixth week after the date hereof or thereafter, $3,500,000.

        "Parent Warrants" is defined in Section 4.4.

        "Permits" means federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, notices, permits, variances and rights obtained from a Governmental Authority.

        "Permitted Liens" means (i) Liens for current Taxes not yet due and payable, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's and other similar Liens if payment is not yet due on the underlying obligation, (iii) Liens arising in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security Laws or regulations, (iv) Liens related to any interest or title of a vendor or lessor in property subject to a capital or operating lease and vendors' Liens on inventory arising in the ordinary course of business; (v) Liens incidental to the conduct of the business any party or the lease of real property, including easements, rights of way, zoning and similar restrictions, and sub-leases granted to others; (vi) Liens reflected in the Company Financial Statements and/or the Parent Financial Statements, (vii) Liens arising under the Securities Act or any applicable state securities laws and (viii) Liens created by this Agreement.

        "Person" means any natural person, business, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust or other entity.

        "Pre-Closing Period" is defined in Section 6.1.

        "Preliminary Proxy Statement" is defined in Section 6.7(a).

        "Proxy Statement" is defined in Section 6.7(a).

        "Registered Intellectual Property" means all United States of America, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations.

        "Registration Rights Agreement" is defined in Section 6.11.

        "Representatives" is defined in Section 6.8(a).

        "Required Company Consent" is defined in Section 3.3.

        "Required Parent Consent" is defined in Section 4.3.

        "Reseller Agreement" means the Reseller Agreement, dated as of the date hereof, between the Parent and MPC Computers, LLC.

        "Sarbanes-Oxley Act" is defined in Section 3.6(b).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Stockholder Approval" means the approval by the stockholders of the Parent of this Agreement, the Merger and the Certificate of Merger in accordance with applicable Law.

        "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation or other entity a majority (by number of votes) of the outstanding shares (or other equity interests) of any class or classes of which shall at the time be directly or indirectly owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (i) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (ii) are at the time entitled, as such holders, directly or indirectly, to vote, or control or direct the outcome of any vote, for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

        "Superior Proposal" means an unsolicited Acquisition Proposal (but changing the twenty percent (20%) amount in clause (a) of the definition of Acquisition Proposal to fifty percent (50%)) not resulting from, arising out of or otherwise by virtue of any breach of Section 6.8(a) which satisfies both Section 6.8(b)(x) and Section 6.8(b)(y).

        "Surviving Entity" is defined in Section 1.1.

        "Taxes" means all United States federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, PAYE, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a Taxing Authority.

        "Taxing Authority" means any governmental or public body, agency, official or authority with the power to impose any Tax.

        "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

        "Units" is defined in the Recitals to this Agreement.

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AGREEMENT AND PLAN OF MERGER BY AND AMONG HYPERSPACE COMMUNICATIONS, INC., SPUD ACQUISITION CORP., GTG PC HOLDINGS, LLC AND GTG-MICRON HOLDING COMPANY, LLC